EXHIBIT 10.1
Execution Version
PURCHASE AGREEMENT
dated as of February 25, 2008
by and among
WESTWOOD ONE, INC.
and
THE PURCHASERS SIGNATORY HERETO

PURCHASE AGREEMENT
This Purchase Agreement is entered into and dated as of February 25, 2008 (this “Agreement”), among Westwood One, Inc., a Delaware corporation (the “Company”), and Gores Radio Holdings, LLC (in each case together with its designees that are Affiliates of The Gores Group, LLC, the “Purchasers”).
WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, certain securities of the Company pursuant to the terms set forth herein;
WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Purchasers willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into a Voting Agreement of even date herewith (the “Voting Agreement”);
WHEREAS, concurrently with the execution of this Agreement, (i) each of Gores Capital Partners, L.P. and Gores Co-Invest Partnership II, L.P. (the “Funds”), has entered into a letter agreement, dated as of the date hereof, with the Company pursuant to which the Funds have agreed to provide certain equity financing to the Purchasers (the “Equity Commitment Letter”).
NOW, THEREFORE, the Company and each Purchaser, severally and not jointly, hereby agree as follows:
ARTICLE I.
DEFINITIONS
1.1 Definitions. The following terms shall have the meanings set forth in this Section 1.1:
“$” means U.S. Dollars.
“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person. Without limiting the foregoing with respect to a Purchaser, any investment fund, managed account or investment Person that is managed by the same investment manager (or an Affiliate of such investment manager) as such Purchaser will be deemed to be an Affiliate of such Purchaser.
“Affiliation/Program Contract” means (i) all affiliation agreements between the Company and any of its Subsidiaries and any Person that owns or operates a radio or television broadcast station or group of stations and (ii) all contracts permitting the Company or any of its Subsidiaries to Exploit the Programs of any other Person.
“Aggregate Purchase Price Consideration” means, collectively, the Common Shares Aggregate Purchase Price and the Preferred Shares/Warrant Aggregate Purchase Price.
“Approved Common Issuance” means an issuance and sale by the Company to any Person (other than the Permitted Holders) of Common Stock for an aggregate purchase price not exceeding the Unsold Common Amount at a per share purchase price not less than $1.75; provided, that (i) such issuance and sale shall be consummated on or before March 25, 2008 and (ii) on or prior to the date such Person enters into a definitive agreement with respect to such issuance, such Person executes a voting agreement with the Purchasers substantially in the form of the Voting Agreement.

“Approved Preferred Issuance” means an issuance and sale by the Company to any Person (other than the Permitted Holders) of up to 25,000 shares of a new series of preferred stock of the Company (having the same terms as the Preferred Stock except without the special voting rights provided in paragraph 6 of the Certificate of Designations) and warrants to purchase up to 3,333,333 shares of Common Stock (having the same terms as the Warrants but allocated proportionately between each strike price tranche) at a per share purchase price not less than the per share purchase price paid by the Purchasers for the Preferred Shares and Warrants, and on other terms and condition no more favorable to the purchaser than the terms and conditions provided for herein; provided, that (1) the number of preferred shares so issued, together with the number of Preferred Shares, does not exceed 75,000, (2) the number of shares of Common Stock issuable upon exercise of such warrants, together with the number of shares of Common Stock issuable upon exercise of the Warrants, does not exceed 10,000,000, (3) such issuance and sale shall be consummated no (a) sooner than the Second Closing Date and (b) later than 30 days after the Second Closing Date and (4) on or prior to the date such Person enters into a definitive agreement with respect to such issuance, such Person executes a voting agreement with the Purchasers substantially in the form of the Voting Agreement.
“assets” or “property” means all assets and property of any nature whatsoever, real, personal, mixed, tangible, intangible or otherwise.
“Base Balance Sheet” has the meaning set forth in Section 3.1(h).
“Board” means the Board of Directors of the Company.
“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York City are authorized or required by Law or the action of any Governmental Authority to close.
“CBS” means, collectively, CBS Radio Inc. and its Affiliates
“CBS Agreements” means the New Transaction Documents, as defined in the Company’s Definitive Proxy Statement, dated December 21, 2007.
“CBS Closing” has the meaning set forth in Section 2.1(c).
“CBS Permitted Deferral” means an agreement pursuant to which CBS permits the Company to defer to no later than June 30, 2008 the payment of up to $15 million that would otherwise be due to CBS upon the CBS Closing, but only if the Company has received proceeds of at least $25 million from the sale of the Common Shares and the Approved Common Issuance.
“Certificate of Designations” means the certificate of designations relating to the Company’s 7.50% Series A Convertible Preferred Stock, in the form of Exhibit A.
“Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation.
“Certifications” has the meaning set forth in Section 3.1(h)(v).
“Charter Amendment” means an amendment to the Certificate of Incorporation to eliminate Articles Fourteenth and Fifteenth thereof.
“Closing” means the First Closing or the Second Closing, as the context so requires.

“Closing Date” means the First Closing Date – Tranche 1, the First Closing Date – Tranche 2 or the Second Closing Date, as the context so requires.
“Code” means the Internal Revenue Code of 1986.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Shares” means the shares of Common Stock purchased by the Purchasers hereunder, including any shares of Common Stock purchased pursuant to Section 6.3(b).
“Common Shares Aggregate Purchase Price” has the meaning set forth in Section 2.1(a).
“Common Shares – Tranche 1” has the meaning set forth in Section 2.1(a)(x).
“Common Shares – Tranche 2” has the meaning set forth in Section 2.1(a)(y).
“Common Shares Transaction Documents” means this Agreement (except as it relates solely to the Preferred Shares/Warrant Transactions), the Registration Rights Agreement and any other document, instrument or agreement entered into in connection with the purchase and sale of the Common Shares hereunder.
“Common Shares Transactions” means the transactions contemplated by the Common Shares Transaction Documents.
“Common Stock” means the common stock of the Company, par value $0.01 per share, and any securities into which such stock may hereafter be reclassified.
“Company” has the meaning set forth in the recitals hereto.
“Company Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company.
“Company Employee Plan” has the meaning set forth in Section 3.1(l).
“Company Intellectual Property” means all of the Intellectual Property owned by the Company or any of the Subsidiaries.
“Confidentiality Agreement” means the letter agreement, dated October 1, 2007, between The Gores Group, LLC and the Company.
“Consent” means any approval, consent, ratification, license, permission, registration, Permit, waiver or other authorization.
“contract” or “agreement” means any agreement, contract, lease, mortgage, power of attorney, evidence of indebtedness, letter of credit, undertaking, covenant not to compete, license, instrument, obligation, commitment, understanding, policy, purchase or sales order, quotation or other commitment, whether oral or written, express or implied.
“control” including the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Employees” means the employees of the Company and its Subsidiaries.
“Employment Laws” means any Laws directly or indirectly pertaining to labor or employment, including Laws relating to pay, benefits, wages and hours, and occupational safety and health.
“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Laws” means Laws relating to, or establishing standards of conduct for, human health and safety, Hazardous Substances, or injury to or pollution or protection of the environment or natural resources (including air, land, soil, surface waters, ground waters, stream and river sediments and biota), including environmental transfer Laws.
“Environmental Liabilities” means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, Encumbrances, violations, costs, and expenses (including attorneys’ and consultants’ fees) of investigation, remediation, monitoring or defense of any matter relating to human health, safety, the environment or natural resources, in any such case that (a) are incurred as a result of (i) the existence or alleged existence of Hazardous Substances in, on, under, at or emanating from any Property, (ii) the off-site transportation, treatment, storage or disposal of Hazardous Substances, or (iii) the violation of or non-compliance with or alleged violation of or non-compliance with any Environmental Law, or (b) arise under the Environmental Laws.
“Equity Commitment Letter” has the meaning set forth in the recitals hereto.
“Equity Transaction” has the meaning set forth in Section 4.9(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.1(l).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exploit” means to release, produce, reproduce, distribute, perform, synchronize, stream, translate, display, exhibit, broadcast or telecast, license, or sell, market, create merchandise or otherwise commercially exploit.
“First Closing” means the First Closing – Tranche 1 or the First Closing – Tranche 2, as the context so requires.
“First Closing Date” means the First Closing Date – Tranche 1 or the First Closing Date – Tranche 2, as the context so requires.

“First Closing Date – Tranche 1” means the date on which the First Closing- Tranche 1 occurs.
“First Closing Date – Tranche 2” means the date on which the First Closing- Tranche 2 occurs.
“First Closing – Tranche 1” means the closing of the purchase and sale of the Common Shares – Tranche 1 pursuant to Section 2.1(a)(x).
“First Closing – Tranche 2” means the closing of the purchase and sale of the Common Shares – Tranche 2 pursuant to Section 2.1(a)(y).
“Funds” has the meaning set forth in the recitals hereto.
“GAAP” means United States generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Company and its Subsidiaries throughout the period indicated.
“Governmental Authority” means any United States federal, state, provincial, supranational, county or local or any foreign government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal, or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.
“Gores” means The Gores Group, LLC and any successor or assignee thereof.
“Hazardous Substances” means (a) any petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides, and (b) any chemicals, materials or substances regulated under any Environmental Law, or defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants,” “contaminants,” or any similar denomination intended to classify or regulate such chemicals, materials or substances by reason of their toxicity, carcinogenicity, ignitability, corrosivity or reactivity or other characteristics under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations and rules issued pursuant to that Act.
“Incremental Voting Securities” has the meaning set forth in Section 4.14(b)(iv).
“Indebtedness” of any Person means (a) all indebtedness representing money borrowed that is created, assumed, incurred or guaranteed in any manner by such Person or for which such Person is responsible or liable (whether by guarantee of such indebtedness, contract to purchase indebtedness of, or to supply funds to or invest in, others or otherwise), (b) any direct or contingent obligations of such Person arising under any letter of credit (including standby and commercial letters of credit), bankers acceptances, bank guaranties, surety bonds and similar instruments, and (c) all indebtedness pursuant to clauses (a) and (b) above of another entity secured by any Lien existing on property or assets owned by such Person.

“Indemnified Party” has the meaning set forth in Section 4.11(b).
“Intellectual Property” means all United States, international, and foreign (a) patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (b) registered and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and domain names; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (c) registered and unregistered copyrights, and registrations and applications for registration thereof, rights of publicity; and copyrightable works; (d) inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets (including, business, technical and financial information); (e) confidential and proprietary information, including know-how; (f) copyrightable Programs or works of authorship (whether or not registered); (g) moral rights, rights of privacy and publicity, attribution and integrity; (h) goodwill in each of the foregoing; and (i) rights to sue for damages for past, current and future infringements (including passing off, misappropriation, unfair competition, and dilution) of any of the foregoing.
“IRS” means the United States Internal Revenue Service.
“knowledge” when used with respect to the Company means the actual knowledge, after reasonable inquiry, of the Persons listed on Schedule B attached hereto, with respect to the matter in question.
“Laws” means any foreign, federal, state or local statute, law (including common law), rule, ordinance, code or regulation, any Order, and any regulation, rule, interpretation, guidance, directive, policy statement or opinion of any Governmental Authority.
“liability” means any liability or obligation of any kind whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on the Base Balance Sheet).
“Licensed Intellectual Property” means all of the Intellectual Property licenses, used or held for use by the Company or any of the Subsidiaries other than Company Intellectual Property.
“Losses” means any and all damages, fines, penalties, deficiencies, liabilities, claims, losses (including diminution in or loss of value), judgments, awards, settlements, Taxes, actions, obligations and costs and expenses in connection therewith (including interest, court costs and reasonable fees and expenses of attorneys, accountants and other experts, and any other expenses of litigation or other Proceedings (including costs of investigation, preparation and travel) or of any default or assessment).
“Material Adverse Change” means any change, effect, event, occurrence, state of facts or developments that has had, or would reasonably be expected to have, a Material Adverse Effect; provided, that, a “Material Adverse Change” shall not be deemed to include any Material Adverse Effect to the extent resulting from (i) changes, after the date hereof, in generally accepted accounting principles, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by Governmental Authorities, or (iii) changes, after the date hereof, in general economic or market conditions, except, with respect to clauses (i), (ii) and (iii), to the extent that the effects of such changes are disproportionately adverse to the condition (financial or otherwise), results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means any material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, liabilities or business of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any Subsidiary to perform its obligations under this Agreement or any of the other Transaction Documents without substantial delay, or (c) the legality, validity or enforceability of any Transaction Document.
“Material Contract” means
(i) any contract that is required to be filed as an exhibit to the SEC Reports pursuant to Item 601(b)(10) of Regulation S-K of the Commission (or would be so required to be filed but for the fact that such contract was made in the ordinary course of business);
(ii) any non-competition agreements or any other contract that materially limits or will materially limit the Company or the Subsidiaries from engaging in the business of producing and distributing radio programming in the U.S.;
(iii) any contract with respect to any partnerships, joint ventures or strategic alliances material to the Company and its Subsidiaries on a consolidated basis;
(iv) any contract with on-air talent or Employees providing services to the Company or any Subsidiary that involves a commitment for annual consideration in excess of $500,000;
(v) contracts permitting the Company or any of its Subsidiaries to Exploit the Programs of any other Person set forth on Schedule 1.1A attached hereto;
(vi) the CBS Agreements;
(vii) any other Affiliation/Program Contract if such contract, when taken together with all other Affiliation/Program Contracts between the Company or any of its Subsidiaries, on the one hand, and the other party thereto or any of its Affiliates, on the other hand, is material to the Company and its Subsidiaries on a consolidated basis; and
(vii) any other contract that is material to the business of the Company and its Subsidiaries on a consolidated basis.
“Material Insurance Policy” means each insurance policy currently in effect and covering the property, business or Employees of the Company or any of its Subsidiaries that is material to the Company.
“OHSA” means all Laws directly or indirectly relating to occupational health and safety.
“Order” means any award, writ, stipulation, determination, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by, or any contract with, any Governmental Authority.
“ordinary course of business” means the ordinary course of business of the Company and the Subsidiaries consistent with past practice.
“Permits” means all Orders, Consents, franchises, grants, easements, variances, exceptions and certificates of any Governmental Authority.

“Permitted Encumbrances” means:
(i) statutory liens for Taxes, assessments and governmental charges or levies imposed upon the Company or one of the Subsidiaries not yet due and payable or that are being contested in good faith by appropriate proceedings (provided such contests do not exceed $1,000,000 in the aggregate) for which reserves have been established on the most recent financial statements included in the SEC Documents filed before the date hereof,
(ii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations,
(iii) zoning, entitlement and other land use regulations by Governmental Authorities that do not, individually or in the aggregate, materially impair the continued use of the Property to which they relate as currently used,
(iv) easements, survey exceptions, leases, subleases, licenses and other occupancy contracts, reciprocal easements, restrictions and other customary encumbrances on title to real property, that do not, individually or in the aggregate, materially impair the continued use of the Real Property to which they relate as currently used,
(v) as to any Leased Real Property, Encumbrances affecting the interest of the lessor thereof provided that such Encumbrances do not individually or in the aggregate materially impair the continued use of the Leased Real Property to which they relate as currently used,
(vi) liens relating to any indebtedness for borrowed money incurred under the Company’s existing credit facilities, as may be amended, restated or refinanced and in effect from time to time,
(vii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate Proceedings or with respect to which there remains an opportunity to contest,
(viii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case incurred in the ordinary course of business, and
(ix) license agreements relating to Intellectual Property entered into in the ordinary course of business that are not intended to secure an obligation.
“Permitted Holder” means any of the Purchasers or their Related Persons.
“Person” means an individual or corporation, partnership, limited partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Policies” has the meaning set forth in Section 3.1(o).
“Pre-Closing Liability” has the meaning set forth in Section 3.1(i).
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on, and including, or prior to the Closing Date.

“Post-Closing Tax Period” means any taxable period (or portion thereof) commencing after the Closing Date.
“Preferred Shares” means the shares of Preferred Stock that are being purchased by the Purchasers at the Second Closing.
“Preferred Shares/Warrant Aggregate Purchase Price” has the meaning set forth in Section 2.1(b).
“Preferred Shares/Warrant Transaction Documents” means this Agreement (except as it relates solely to the Common Shares Transactions), the Registration Rights Agreement, the Certificate of Designations, the Warrants and any other document, instrument or agreement entered into in connection with the purchase and sale of the Preferred Shares and Warrants hereunder.
“Preferred Shares/Warrant Transactions” means the transactions contemplated by the Preferred Shares/Warrant Transaction Documents.
“Preferred Stock” means a new series of the Company’s preferred stock to be designated Series A 7.50% Convertible Preferred Stock having the rights, preferences and privileges set forth in the Certificate of Designations.
“Proceeding” means an action, charge, claim, demand, suit, arbitration, inquiry, notice of violation, investigation, litigation, audit or other proceeding (including a partial proceeding, such as a deposition), whether civil, criminal, administrative, investigative or informal.
“Programs” means any creative work meant for human viewing or listening, including all radio, television, cable, wireless, satellite or digital programming (including on-demand and pay-per-view programming), motion pictures (including features, documentaries, shorts and trailers), Internet programming, direct-to-video/DVD programming or other live action, animated, filmed, taped or recorded entertainment of any kind or nature, known or unknown, and all components thereof (whether or not now known or hereafter acquired), whether distributed or displayed over any medium now known or hereafter developed, including titles, themes, content, dialogue, characters, plots, concepts, scenarios, characterizations, rights of publicity, elements and music (whether or not now known or recognized).
“Property” means any real property currently or formerly owned, leased, operated or managed by the Company or any of its past or present Subsidiaries.
“Proxy Statement” means the proxy statement and ancillary materials to be sent to the stockholders of the Company in connection with the solicitation of proxies to be used at the Stockholders Meeting, and all amendments and supplements thereto.
“Purchasers” has the meaning set forth in the recitals hereto.
“Real Property” means any real property currently owned, leased, operated or managed by the Company or any of its Subsidiaries.
“Recommendation” has the meaning set forth in Section 4.10.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the First Closing Date, by and among the Company and each of the Purchasers, substantially in the form of Exhibit B, as the same may be amended, modified or supplemented from time to time.

“Related Person” means (x) any Affiliate of a Purchaser and any officer, director, partner or member of such Purchaser or any of its Affiliates and (y) any investment fund, investment partnership, investment account or other investment Person whose investment manager, investment advisor, managing member or general partner, is (i) a Purchaser or an Affiliate of a Purchaser or (ii) any officer, director, partner or member of a Purchaser or any of its Affiliates.
“Restricted Period” means from and after March 25, 2008 until the earlier of (i) the Second Closing and (ii) the termination of this Agreement in accordance with its terms.
“Restricted Transaction” has the meaning set forth in Section 4.9(a).
“Rule 144”, “Rule 144(k)” and “Rule 424” means Rule 144, Rule 144(k) and Rule 424, respectively, promulgated by the Commission pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Sale of the Company Proposal” means any bona fide, written, unsolicited offer from a Person that is not an Affiliate of the Company (the “Offeror”) to acquire all or substantially all of the Company’s assets or capital shares whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise, together with reasonable evidence that the Person making such offer has or can obtain pursuant to legally binding obligations sufficient capital to consummate such transaction.
“SEC Documents” means all SEC Reports filed with or furnished to the Commission by the Company since December 31, 2004, including any amendment thereto since the time of filing (or furnishing), and any documents filed or furnished as exhibits thereto.
“SEC Reports” means all forms, reports, schedules, registration statements, definitive proxy or information statements, and other documents required to be filed with or furnished to the Commission, including any amendment thereto since the time of filing (or furnishing), and all documents required to be filed or furnished as exhibits thereto.
“Second Closing” means the closing of the purchase and sale of the Preferred Shares and Warrants pursuant to Section 2.1(b).
“Second Closing Date” means the date on which the Second Closing occurs.
“Securities” means the Shares, the Warrants and the Underlying Shares.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shares” means, collectively, the Common Shares and the Preferred Shares.
“Stockholder Approval” means the approval of the stockholders of the Company of the Preferred Shares/Warrant Transaction Documents and the Preferred Shares/Warrant Transactions, including adopting the Charter Amendment.
“Stockholders Meeting” means the special meeting of stockholders of the Company called for the purpose of obtaining the Stockholder Approval, including any postponement or adjournment thereof.

“Subsidiary” means (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by the Company, or by one or more Subsidiaries, or by the Company and one or more Subsidiaries, (b) a partnership of which the Company, or one or more other Subsidiaries, or the Company and one or more Subsidiaries, directly or indirectly, is the general partner and has the power to direct the policies management and affairs or (c) any other Person (other than a corporation) in which the Company, or one or more Subsidiaries, or the Company and one or more Subsidiaries, directly or indirectly, has at least a majority ownership interest and power to direct the policies, management and affairs thereof.
“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.
“Trading Day” means (a) any day on which the Common Stock is listed and traded on the Trading Market, or (b) if the Common Stock is not then listed and traded on a Trading Market, then any Business Day.
“Trading Market” means the New York Stock Exchange or, at any time the Common Stock is not listed for trading on the New York Stock Exchange, any other national exchange, if the Common Stock is then listed on such exchange.
“Tranche 2 Notice” has the meaning set forth in Section 2.1(a).
“Transaction Documents” means, collectively, the Common Shares Transaction Documents and the Preferred Shares/Warrant Transaction Documents.
“Transactions” means, collectively, the Common Shares Transactions and the Preferred Shares/Warrant Transactions.
“Underlying Shares” means the Common Stock issuable upon conversion of the Preferred Shares, exercise of the Warrants or otherwise in satisfaction of any other obligation or right of the Company to issue Common Stock pursuant to the Transaction Documents, and in each case, any securities issued or issuable in exchange for or in respect of such securities.
“Unsold Common Amount” means the amount, if any, by which $25,000,000 exceeds the Common Shares Aggregate Purchase Price.
“U.S.” means the United States of America.
“Warrants” means the warrants, in the form attached hereto as Exhibit C, to purchase up to 3,330,000 shares of Common Stock at a strike price of $5.00 per share, up to 3,330,000 shares of Common Stock at a strike price of $6.00 per share, and up to 3,340,000 shares of Common Stock at a strike price of $7.00 per share, purchased by the Purchasers at the Second Closing.

ARTICLE II.
PURCHASE AND SALE
2.1 Closing.
(a) On the terms and subject to the conditions set forth in this Agreement applicable to the First Closing, (x) at the First Closing – Tranche 1, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company 7,142,857 Common Shares (the “Common Shares – Tranche 1”) and (y) at the First Closing – Tranche 2, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company up to an additional 7,142,857 Common Shares (the exact number of Common Shares to be set forth in a written notice (the “Tranche 2 Notice”) delivered by the Company to each Purchaser on or before March 10, 2008, it being agreed that failure to deliver such notice by such date shall be deemed an election by the Company not to issue and sell and not to require Purchasers to purchase additional Common Shares) (the “Common Shares – Tranche 2”), in each case at a purchase price of $1.75 per share (the aggregate purchase price for the Common Shares actually purchased under (x) and (y), the “Common Shares Aggregate Purchase Price”), in each case allocated among the Purchasers as reflected on Schedule 2.1(a).
(b) On the terms and subject to the conditions set forth in this Agreement applicable to the Second Closing, at the Second Closing, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, the Preferred Shares and the Warrants, for an aggregate purchase price of up to $75,000,000 (the “Preferred Shares/Warrant Aggregate Purchase Price”); provided, that the Company may in its sole discretion elect, by written notice delivered to each Purchaser on or prior to 5:00 p.m. eastern time on March 31, 2008, to reduce the Preferred Shares/Warrant Aggregate Purchase Price and the number of Preferred Shares and the number of Warrants (proportionately between each strike price tranche) by up to 1/3rd, in each case, to be allocated among the Purchasers as reflected on Schedule 2.1(b) in Purchasers’ sole discretion. Such notice shall also include, to the extent then available, the name of any party with whom the Company contemplates consummating an Approved Preferred Issuance and the anticipated terms thereof.
(c) Each of the Closings shall take place at the Los Angeles offices of Proskauer Rose LLP at 10:00 A.M. local time as follows: (i) with respect to the First Closing – Tranche 1, on a date designated by Gores that is reasonably satisfactory to the Company, which shall be as soon as practicable, but not later than two (2) Business Days after the satisfaction or waiver of all of the conditions set forth in Article V applicable to the First Closing (other than the condition in Section 5.1(k) which can be satisfied on the First Closing Date, and other conditions that by their nature must be satisfied on the First Closing Date), or at such other location or time as the parties may agree (it being understood and agreed that the parties desire the First Closing – Tranche 1 to occur substantially contemporaneous with the closing of the transactions contemplated by the CBS Agreements (the “CBS Closing”)), (ii) with respect to the First Closing – Tranche 2, on a date mutually agreed upon by the parties, which shall be as soon as practicable, but on or before the later of (x) ten (10) Business Days following delivery of the Tranche 2 Notice and (y) the First Closing Date, and (iii) with respect to the Second Closing, on a date designated by Gores that is reasonably satisfactory to the Company, which shall be as soon as practicable, but not later than two (2) Business Days, after the satisfaction or waiver of all of the conditions set forth in Article V applicable to the Second Closing (other than those conditions that by their nature must be satisfied on the Second Closing Date), or at such other location or time as the parties may agree.

2.2 Closing Deliveries.
(a) At the First Closing, the Company shall deliver or cause to be delivered to each Purchaser the following:
(i) a certificate representing the number of Common Shares to be purchased by such Purchaser at the applicable First Closing, registered in the name of such Purchaser (or its nominee);
(ii) the Registration Rights Agreement, duly executed by the Company;
(iii) the legal opinion of Company Counsel, in the form of Exhibit D-1, executed by such counsel and the legal opinion of the General Counsel of the Company, in the form of Exhibit D-2, executed by such counsel;
(iv) a certificate dated as of the First Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company certifying as to the fulfillment of each of the conditions set forth in Section 5.1 applicable to the First Closing; and
(v) any other document applicable to the First Closing reasonably requested by the Purchasers at least five (5) Business Days prior to the applicable First Closing Date.
(b) At the Second Closing, the Company shall deliver or cause to be delivered to each Purchaser the following:
(i) a certificate representing the number of Preferred Shares to be purchased by such Purchaser at the Second Closing, registered in the name of such Purchaser (or its nominee);
(ii) the Warrants to be purchased by such Purchaser at the Second Closing, registered in the name of such Purchaser (or its nominee);
(iii) evidence that the Certificate of Designations has been filed with and accepted by the Secretary of State of the State of Delaware;
(iv) the legal opinion of Company Counsel, in the form of Exhibit D-3, executed by such counsel, and the legal opinion of the General Counsel of the Company, in the form of Exhibit D-4, executed by such counsel;
(v) evidence that the Trading Market has approved the Preferred Shares/Warrant Transactions;
(vi) a certificate dated as of the Second Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company certifying as to the fulfillment of each of the conditions set forth in Section 5.1; and
(vii) any other document applicable to the Second Closing reasonably requested by the Purchasers at least five (5) Business Days prior to the Second Closing Date.
(c) At each Closing, each Purchaser shall deliver or cause to be delivered to the Company the percentage of the Common Shares Aggregate Purchase Price or the Preferred Stock/Warrant Aggregate Purchase Price, as applicable, indicated below such Purchaser’s name on the signature page of this Agreement under the heading “Applicable Percentage,” in U.S. Dollars and in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Purchasers that, as of the date hereof and, except for representations and warranties that speak as of a specific date other than the respective Closing Dates, on each Closing Date:
(a) Subsidiaries. The Company does not directly or indirectly control or own any equity interest in any other corporation, partnership, joint venture or other Person, other than its Subsidiaries, each of which are listed on Schedule 3.1(a). The Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any Encumbrance, other than Permitted Encumbrances and restrictions on transfer under the Transaction Documents or arising under U.S. federal or state securities Laws.
(b) Organization and Qualification. Except as disclosed in Schedule 3.1(b), each of the Company and the Subsidiaries is an entity duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Except as disclosed in Schedule 3.1(b), each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(c) Authorization; Enforcement. The Company has the requisite power and authority to enter into and, subject to obtaining the Stockholder Approval, to consummate the Transactions and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation of the Transactions have been duly authorized by all necessary action on the part of the Company and, subject to obtaining the Stockholder Approval, no further consent or action is required by the Company, the Board or the Company’s stockholders. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The only vote of the stockholders of the Company required to adopt this Agreement and approve the Transactions is the Stockholder Approval. The Charter Amendment has been approved by a majority of the Continuing Directors (as defined in the Certificate of Incorporation).
(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the Transactions do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, by-laws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any Law, except, in the cases of clauses (ii) and (iii), for any such conflict, default, right, violation or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Filings, Consents and Approvals. Neither the Company nor any Subsidiary is required to obtain any Consent of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution and delivery of the Transaction Documents or the consummation of the Transactions, other than (i) the filing with the Commission of any Registration Statement pursuant to the Registration Rights Agreement, (ii) the application to the Trading Market for the listing of the Common Shares and the Underlying Shares for trading thereon on a when issued basis in the time and manner required thereby, (iii) applicable Blue Sky filings and (iv) with respect to the purchase of the Preferred Shares and Warrants only, (w) the filing of the Certificate of Designations, (x) the pre-transaction notification requirements of the HSR Act, (y) applicable requirements of the Exchange Act in connection with obtaining the Stockholder Approval (including the filing of the Proxy Statement) and (z) the approval of the Trading Market of the terms of the Preferred Stock that was obtained, subject to final documentation, prior to the date hereof.
(f) Issuance of the Securities. The Securities are duly authorized, and the Shares and the Underlying Shares, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances and shall not be subject to preemptive rights or similar rights. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance upon the conversion of the Preferred Shares and exercise of the Warrants not less than the total number of Underlying Shares.
(g) Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company is set forth in Schedule 3.1(g). Except as set forth on Schedule 3.1(g), no securities of the Company or any Subsidiary are entitled or subject to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in any of the Transactions. All outstanding shares of capital stock of the Company and each Subsidiary have been duly authorized and validly issued, are fully paid and are nonassessable, and have been issued in compliance with all Laws. Except as a result of the sale of the Securities and as set forth on Schedule 3.1(g), there are no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or contracts by which the Company or any Subsidiary is or may become bound to issue or sell any shares of capital stock of the Company or any Subsidiary, or securities or rights convertible or exchangeable into shares of capital stock of the Company or any Subsidiary. Except as set forth on Schedule 3.1(g), the issue and sale of the Securities will not obligate the Company to issue any securities to any Person (other than the Purchasers) and will not result in a right of any holder of the Company’s securities to adjust the exercise, conversion, exchange or reset price under such securities. The Common Stock is listed and posted for trading on the Trading Market. The Company has not received notice (written or oral) from the Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is in compliance with all such listing and maintenance requirements. Except as set forth on Schedule 3.1(g), the Company has not granted or agreed to grant to any Person any rights (including “piggy back” registration rights) to have any securities of the Company registered with the Commission or any other Governmental Authority.
(h) SEC Reports; Press Releases; Financial Statements.
(i) Since December 31, 2004, the Company has filed all SEC Reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, on a timely basis. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) As of their respective dates, the financial statements of the Company included in the SEC Documents (A) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, (B) have been prepared in accordance with GAAP and (C) fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Except as set forth on Schedule 3.1(h)(ii), the financial statements included in the SEC Documents filed since December 31, 2006 do not reflect the reversal of reserves or any non-recurring revenue or expense in each case, that is material, except as expressly set forth in the notes thereto. Neither the Company nor any Subsidiary has any liabilities, except liabilities (i) stated or reflected in the Company’s most recent balance sheet included within the SEC Documents filed before the date hereof (the “Base Balance Sheet”), (ii) incurred as a result of or arising out of the Transactions, (iii) liabilities incurred in the ordinary course of business since the date of the Base Balance Sheet that are not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole or (iv) as set forth in Schedule 3.1(h)(ii).
(iii) Schedule 3.1(h)(iii) provides a schedule of expenses incurred by the Company related to CBS Radio Inc. and its Affiliates for the year ended December 31, 2007. Schedule 3.1(h)(iii) provides a calculation as of the date hereof of amounts due to CBS Radio Inc. and its Affiliates in connection with the closing of the CBS Agreements.
(iv) The Company does not have pending before the Commission any request for confidential treatment of information. There are no outstanding or unresolved comments in comment letters from the Commission with respect to any of the SEC Reports. To the knowledge of the Company, none of the SEC Reports is the subject of any ongoing review by the Commission.
(v) The Company is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Commission thereunder. The chief executive officer and the chief financial officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Certifications”). Such Certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither the Company nor any of it officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such Certifications. Since the adoption of the Sarbanes-Oxley Act, the Company has complied in all material respects with the laws, rules and regulations thereunder. The Company has designed disclosure controls and procedures to ensure that material information relating to the Company and the Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities. The Company has disclosed, based on its most recent evaluation before the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other Employees who have a significant role in the Company’s internal controls over financial reporting.
(vi) The Company meets the eligibility requirements for the use of Form S-3 for the registration of the Common Shares.

(i) Taxes.
(i) The aggregate combined Tax liabilities of the Company and its Subsidiaries in respect of all Tax claims relating to Pre-Closing Tax Periods settled, compromised or otherwise finally determined by or with respect to the Company or any Subsidiary on or after the date hereof (collectively, the “Pre-Closing Liability”) will not exceed $12 million (regardless of any Tax liability reserved for in the SEC Documents or on the books and records of the Company).
(ii) Subject to the foregoing, except to the extent as would not cause the Pre-Closing Liability to exceed $12 million, (A) the Company and the Subsidiaries have accurately prepared and timely filed all federal, state and foreign income Tax returns and other Tax returns that are required to be filed, and have paid, or made provision in accordance with GAAP for the payment of, all Taxes that have or may have become due pursuant to said returns or pursuant to any assessments that have been received by the Company or any of the Subsidiaries, (B) all such Tax returns are true and correct, (C) all Taxes shown to be due and payable on such returns have been paid or will be paid before the time they become delinquent, (D) the Company and each Subsidiary has withheld and collected all amounts required by applicable Law to be withheld or collected and has remitted all such amounts to the appropriate Governmental Authority within the time prescribed under applicable Law, (E) there is no liability for any Tax to be imposed upon the Company’s or any of the Subsidiaries’ properties or assets as of the date of this Agreement for which adequate provision has not been made, and (F) no Tax returns of the Company or any of the Subsidiaries have been, or are currently being, audited, and, no Tax deficiency assessment or proposed adjustment against the Company or any Subsidiary is pending.
(j) Litigation. There is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties that (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents, the Transactions or the Securities or (ii) except as disclosed in Schedule 3.1(j), could, if there were an unfavorable decision, individually or in the aggregate, have or result in a Material Adverse Effect. Except as set forth on Schedule 3.1(j), neither the Company nor any Subsidiary, nor, to the Company’s knowledge, any director or officer thereof (in his or her capacity as such), is or has been since January 1, 1999 the subject of any Proceeding involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty. Except as set forth on Schedule 3.1(j), there has not been since January 1, 1999, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company and, to the knowledge of the Company, there has not been since January 1, 1999 and there is not pending or contemplated any investigation by the Commission involving any current or former director or officer of the Company (in his or her capacity as such). The Commission has not issued any stop order or other Order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.
(k) Labor Relations. The Company and the Subsidiaries (i) are in compliance with all terms and conditions of employment and all Employment Laws, except for any noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) have not and are not engaged in any unfair labor practice that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Schedule 3.1(k), no unfair labor practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Schedule 3.1(k), no collective bargaining agreement is currently in force or is currently being negotiated by the Company, any Subsidiary or any other Person in respect of the business of the Company or any Subsidiary or any of the Employees.

Except as set forth on Schedule 3.1(k), no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of the Employees. To the knowledge of the Company, there are no pending or threatened union organizing activities involving any of the Employees. There is no labor strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of the Company threatened, against the Company or any Subsidiary. The Company and the Subsidiaries have provided to the Purchasers all Orders and inspection reports under applicable OHSA relating to the Company or any Subsidiary. There are no charges pending, or, to the knowledge of the Company threatened, under OHSA in respect of the Company or any Subsidiary. The Company and the Subsidiaries have complied in all material respects with any Orders issued under OHSA and there are no appeals of any Orders under OHSA, and there are no appeals of any Orders under OHSA currently outstanding.
(l) Employee Benefit Plans.
(i) Except as set forth on Schedule 3.1(l)(i), there are no employee benefit or compensation plans, contracts, arrangements or commitments (including “employee benefit plans,” as defined in Section 3(3) of ERISA) or any other plans, policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) established, maintained, sponsored or contributed to (or with respect to any obligation that has been undertaken) by the Company, any Subsidiary or any entity that would be treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) for any Employee, officer, director, consultant or stockholder or their beneficiaries of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has liability, or makes or has an obligation to make contributions on behalf of any such Employee, officer, director, consultant or stockholder or beneficiary (each a “Company Employee Plan”).
(ii) Except as set forth on Schedule 3.1(l)(ii), and except for medical reimbursement spending accounts under Code Section 125, each Company Employee Plan that is an employee welfare benefit plan as defined under Section 3(l) of ERISA or a group welfare benefits plan for Employees or officers is funded through an insurance company contract. Except as set forth on Schedule 3.1(l)(ii), each Company Employee Plan, by its terms and in operation, is in material compliance with all applicable Laws. Except as set forth on Schedule 3.1(l)(ii), neither the Company, any Subsidiary nor any ERISA Affiliate has at any time maintained, contributed to, or been required to contribute to or has (or has had) any liability with respect to, any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 and 4069 of ERISA. Except as set forth on Schedule 3.1(l)(ii), the Company’s non-qualified deferred compensation plans for U.S. Employees and officers satisfy the requirements of Section 201(2) of ERISA. Except as set forth on Schedule 3.1(l)(ii), the Transactions (either alone or together with any other event) will not (A) entitle any Employee, director or stockholder of the Company or any Subsidiary (whether current, former or retired) or their beneficiaries to severance pay, unemployment compensation, or other similar payments, (B) accelerate the time of payment or vesting or increase the amount of benefits due under any Company Employee Plan or compensation to any Employees or (C) result in any payments (including any payment that could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code)) under any Company Employee Plan or Employment Laws becoming due to any Employee, director or stockholder of the Company or any Subsidiary (whether current, former or retired) or their beneficiaries. Except as set forth on Schedule 3.1(l)(ii), no amount payable under any Company Employee Plan would fail to be deductible under Code Section 162(m).

(iii) Except as set forth on Schedule 3.1(l)(iii), (1) each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter, opinion letter, advisory letter or notification letter, as applicable, from the IRS regarding its qualified status under the Code for all amendments required before the Economic Growth and Tax Relief Reconciliation Act of 2001 or, if reliance is permitted, relies on the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such plan, and nothing has occurred, whether by action or by failure to act, that caused or would reasonably be expected to cause the loss of such qualification or the imposition of any material penalty or Tax liability; (2) all payments required by the Company Employee Plans, any collective bargaining agreement or other contract, or by applicable Law (including all contributions, insurance premiums or intercompany charges) with respect to all periods through the Closing Date shall have been made before the Closing Date (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by the Company as applicable, in accordance with the provisions of each of the Company Employee Plans, applicable Law and GAAP; (3) no action has been instituted or commenced or, to the knowledge of the Company, has been threatened or is anticipated against any of the Company Employee Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company, any Subsidiary or any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any of the Company Employee Plans; (4) no Company Employee Plan is under audit or investigation by the IRS, Department of Labor or any other governmental entity or has received notification by any governmental agency of its intent to conduct an audit, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty; and (5) no Company Employee Plan provides post-retirement benefits.
(m) Compliance. Neither the Company nor any Subsidiary is in default or violation of any Order or Law other than such defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, no stockholder, director, officer, Employee or agent of the Company or of a Subsidiary has, directly or indirectly, violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, or made or agreed to make, any unlawful (x) payment, (y) gift or (z) political contribution to, or taken any other unlawful action, for the benefit of any customer, supplier, governmental employee or other Person who is or may be in a position to assist or hinder the business of the Company or a Subsidiary. The Company and the Subsidiaries possess and are in compliance with the terms and conditions of all Permits necessary for the Company or any such Subsidiary to own, lease and operate its properties or to conduct their respective businesses as described in the SEC Documents filed before the date hereof (including all Permits required under Environmental Laws and the regulations of the Federal Communications Commission), except where noncompliance with any such Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any such Permit that, if revoked or modified, would reasonably be expected to have a Material Adverse Effect.
(n) Intellectual Property. The Company and the Subsidiaries have (i) all right, title and interest in and to all Company Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances and (ii) all necessary proprietary rights in and to all Intellectual Property used in, necessary for, or held for use in, their businesses as now conducted, free and clear of all Encumbrances, other than Permitted Encumbrances. The Company Intellectual Property and Licensed Intellectual Property constitutes all of the Intellectual Property necessary for the operation and conduct of, or otherwise material to, the businesses of the Company and the Subsidiaries as now conducted. To the Company’s knowledge, there are no outstanding Orders relating to the Company Intellectual Property. Neither the Company nor any of the Subsidiaries (y) is bound by or a party to any contract with respect to the Intellectual Property of any other Person, except with respect to a license contract regarding Licensed Intellectual Property or (z) has received any written communication alleging that it has infringed or, by conducting its business as proposed, would infringe the Intellectual Property rights of any third Person.

Neither the execution and delivery of any Transaction Document, nor the consummation of the Transactions will infringe the Intellectual Property rights of any Person or impair the right of the Company or any of its Subsidiaries to own or use any Company Intellectual Property or Licensed Intellectual Property, or require the Consent of any other Person in respect thereof. The carrying on of the Company’s and the Subsidiaries’ businesses as currently conducted does not infringe the Intellectual Property rights of any Person. To the Company’s knowledge, there has been no unauthorized use, infringement or misappropriation of the Company Intellectual Property or Licensed Intellectual Property by any third party (including Employees, former Employees and contract workers). To the Company’s knowledge, (i) all of the rights within the Company Intellectual Property and Licensed Intellectual Property are valid and subsisting, and (ii) there is no claim or demand of any Person pertaining to, or any Proceeding that is pending or threatened, that challenges the rights of the Company or its Subsidiaries in respect of any Company Intellectual Property or Licensed Intellectual Property or the validity, enforceability or effectiveness of any Company Intellectual Property or Licensed Intellectual Property. The Company and the Subsidiaries, in the ordinary course of business, obtain proper and effective assignments or licenses or grants of authority to use, in each case in favor of the Company and the Subsidiaries, the results and proceeds of the services of Persons employed or engaged by or on behalf of the Company and the Subsidiaries, as applicable. To the Company’s knowledge, such results and proceeds are used in accordance with the scope of the applicable assignments, licenses or grants of authority. The Company and the Subsidiaries have all Intellectual Property rights necessary to Exploit the Programs as Exploited by any of them.
(o) Insurance. Each Material Insurance Policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any Material Insurance Policy. The Material Insurance Policies insure the Company and the Subsidiaries against such losses and risks and in such amounts as are reasonably prudent. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with past practice. Except as set forth on Schedule 3.1(o), there are currently no material Proceedings pending against the Company or any Subsidiary under the Material Insurance Policies.
(p) Transactions With Affiliates and Employees. None of the officers or directors or other Affiliates of the Company or any Subsidiary and, to the knowledge of the Company, none of the Employees, is a party to any transaction with the Company or any Subsidiary, including any contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, Affiliate or such Employee or, to the knowledge of the Company, any entity in which any officer, director, Affiliate or any such Employee has a substantial interest or is an officer, director, trustee or partner that in any such case is or would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (other than as adequately disclosed in the SEC Documents).
(q) Certain Fees. Except as set forth on Schedule 3.1(q), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Transactions. The Purchasers shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by a Purchaser pursuant to written contracts executed by such Purchaser which fees or commissions shall be the sole responsibility of such Purchaser) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the Transactions. The Company shall indemnify and hold harmless the Purchasers, their employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all Losses and expenses suffered in respect of any such claimed or existing fees, as such fees and expenses are incurred.

(r) Application of Takeover Protections. The Company and its board of directors have taken all necessary action to render inapplicable any control share acquisition, business combination, poison pill (including a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the Laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities and issuance of any additional Securities pursuant to the Transaction Documents.
(s) Investment Company; FIRPTA. The Company is not, and is not an Affiliate of, an investment company within the meaning of the Investment Company Act of 1940. The Company is not a U.S. real property holding corporation within the meaning of Section 897(c) of the Code.
(t) Material Contracts. Each Material Contract is in full force and effect and is a legal, valid and binding obligation of the Company or any Subsidiary, as applicable. Except as set forth in Schedule 3.1(t), neither the Company nor any Subsidiary is and, to the knowledge of the Company, no other party is, in default (and, to the knowledge of the Company, no condition exists that, with notice or lapse of time or both, would constitute such a default by the Company or any Subsidiary) in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Material Contract, which default would give the other party the right to terminate or modify in any material respect such Material Contract or would accelerate any payment or material obligation by the Company or any Subsidiary, nor, to the knowledge of the Company is any other party to any Material Contract in default thereunder (or, does any condition exist that, with notice or lapse of time or both, would constitute such a default by any such party). The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the Transactions do not and will not conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any of the Material Contracts. To the knowledge of the Company, since the date of the Base Balance Sheet no party to any of the Material Contracts has exercised any option granted to it to cancel, terminate or shorten the term of its Material Contract.
(u) Advertisers, Affiliates and Programming. Since January 1, 2007, to the Company’s knowledge, other than as listed on Schedule 3.1(u), there has been no adverse change in the business relationship of the Company or any of its Subsidiaries with any network, distributor, studio, advertiser, radio or television broadcast affiliate, or content provider that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No such Person has (i) terminated, cancelled or, to the Company’s knowledge, threatened to terminate or cancel their business relationship with the Company or any Subsidiary; or (ii) demanded any material modification, termination or limitation of its business relationship with the Company or any Subsidiary, which, in the case of either clause (i) or (ii), would reasonably be expected to have a Material Adverse Effect. Each Affiliation/Program Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or any Subsidiary, as applicable, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any Subsidiary is and, to the knowledge of the Company, no other party is, in default (and, to the knowledge of the Company, no condition exists that, with notice or lapse of time or both, would constitute such a default by the Company or any Subsidiary) in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Affiliation/Program Contract, which default would give the other party the right to terminate or modify in any material respect such Affiliation/Program Contract or would accelerate any payment or material obligation by the Company or any Subsidiary, nor, to the knowledge of the Company is any other party to any Affiliation/Program Contract in default thereunder (or, does any condition exist that, with notice or lapse of time or both, would constitute such a default by any such party) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the Transactions do not and will not conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any of the Affiliation/Program Contracts, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Company, since the date of the Base Balance Sheet no party to any of the Affiliation/Program Contracts has exercised any option granted to it to cancel, terminate or shorten the term of its Affiliation/Program Contract except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(v) Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all of the current and past operations of the Company and the Subsidiaries comply and have at all times complied with all applicable Environmental Laws and the Company holds all Permits required under Environmental Laws and (b) neither the Company nor any other Person has engaged in, authorized, allowed or suffered any operations or activities upon any Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, spilling, emission, dumping or disposal of any Hazardous Substances at, on, under or from such Property except in compliance with all applicable Environmental Laws. There are no Hazardous Substances in, on, under, at or migrating from the Real Property, or at any Property formerly owned, leased, managed or operated by the Company or any Subsidiary at concentrations that would violate applicable Environmental Laws or would reasonably be likely to result in the imposition of liability or obligations on the Company or any Subsidiary, including any liability or obligations for the investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, under, at or migrating from any of the Property. No Property nor, to the Company’s knowledge, any real property at which the Company or any Subsidiary has disposed of Hazardous Substances, is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42. U.S.C. § 9601 et seq., or any similar inventory of sites maintained by any state or locality. Neither the Company nor any Subsidiary has received any notice from any Governmental Authority or third party of any actual or threatened Environmental Liabilities. There are no underground storage tanks or Hazardous Substances (other than small quantities of Hazardous Substances for use in the ordinary course of business that are stored, issued and maintained in accordance and full compliance with applicable Environmental Laws) in, on, under or at the Property. There are no conditions existing at any Real Property that require, or that with the giving of notice or the passage of time or both will reasonably likely require, remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws. None of the Transactions will trigger any filing requirement or other action under any Environmental Law.
(w) Title to Assets. The Company and its Subsidiaries have good and marketable title to all owned real property, good and valid leasehold interests in and to all leased real property, and good and marketable title to all other tangible and intangible property owned by them that is material to the business of the Company and its Subsidiaries (the “Company Assets”), in each case free and clear of all Encumbrances other than Permitted Encumbrances, except such as do not materially affect the value of such property and do not interfere with the use made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in material compliance and with such exceptions as are not material and do not interfere with the use made of such property and buildings by the Company and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all tangible personal property is in good condition, ordinary wear and tear excepted.

(x) Disclosure. No representation or warranty by the Company contained in this Agreement, and no information contained in the Schedules attached hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made, not misleading. Since the date of the Base Balance Sheet, except as specifically disclosed in the SEC Documents filed before the date hereof or as described in Schedule 3.1(x), there has been no Material Adverse Change, and neither the Company nor any of its Subsidiaries has (i) changed its method of accounting or the identity of its auditors, (ii) declared or made any dividend or distribution of cash or other property to its stockholders or repurchased, redeemed or made any contracts to repurchase or redeem any shares of its capital stock or (iii) issued any equity securities to any officer, director or Affiliate, except pursuant to a Company Employee Plan.
3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby, as to itself only and for no other Purchaser, severally but not jointly, represents and warrants to the Company as follows:
(a) Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization with the requisite corporate, limited liability company or partnership power and authority to enter into and to consummate the Transactions and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by such Purchaser of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser. Each of the Transaction Documents to which such Purchaser is a party has been duly executed by such Purchaser and, when delivered by such Purchaser in accordance with terms hereof, will constitute the valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms.
(b) Investment Intent. Such Purchaser is acquiring the Securities for investment purposes and not with a view to distributing or reselling such Securities or any part thereof in violation of applicable securities Laws, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal or state securities Laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Securities for any period of time. Such Purchaser understands that the Securities have not been registered under the Securities Act, and therefore the Securities may not be sold, assigned or transferred in the U.S. other than pursuant to (i) a registration statement under the Securities Act and applicable state securities laws, or (ii) an exemption from such registration requirements.
(c) Purchaser Status. Such Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.
(d) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e) Reliance on Exemptions. Such Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities Laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s representations and warranties set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.
(f) Certain Fees. There is no broker, investment banker, financial advisor, finder or other Person that has been retained by or is authorized to act on behalf of the Purchasers that is entitled to any fee or commission from the Company or any of its Subsidiaries or Affiliates in connection with the Transactions. The Purchasers shall indemnify and hold harmless the Company, and its directors, officers, employees, agents and representatives, and their respective Affiliates, from and against all Losses suffered in respect of any such claimed or existing fees, as such fees and expenses are incurred. To such Purchaser’s knowledge, none of the Persons listed on Schedule 3.2(f) is entitled to any fee or commission from the Permitted Holders in connection with the Transactions.
(g) Ability to Protect Its Own Investment and Bear Economic Risks. By reason of the business and financial experience of each Purchaser, such Purchaser has the capacity to protect its own interests in connection with the Transactions and is able to bear the economic risk of an investment in the Securities.
(h) Ability to Consummate Transactions. The Purchasers have available to them sufficient funds to pay the Aggregate Purchase Price Consideration and to make other necessary payments by the Purchasers in connection with the Transactions and will have available to them on each Closing Date sufficient funds to pay such amounts. The Purchasers have delivered to the Company a true and complete copy of the fully executed Equity Commitment Letter. The Equity Commitment Letter, in the form so delivered, is in full force and effect and is a valid and binding obligation of the Funds, enforceable against the Funds in accordance with its terms.
ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES
4.1 Transfer Restrictions.
(a) Securities may only be disposed of pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities Laws. The Purchasers shall not, and shall cause their respective Affiliates (including by requiring any Affiliate to whom it Transfers any Securities to agree to be bound by this sentence) not to, knowingly dispose of Securities to the Persons listed on Schedule 4.1(a) (and their successors including any successors to a material portion of any such Person’s assets) without obtaining the prior written consent of the Company. Until the earlier of (a) 18 months from the date the Preferred Stock is originally issued and (b) the date the accompanying Preferred Shares are converted into Common Stock, no Warrants shall be transferable unless such transferor also transfers to the prospective transferee a proportional amount of Preferred Shares owned by such transferor.

(b) The Purchasers agree to the imprinting on any certificate evidencing the Securities, except as otherwise permitted by Section 4.1(c), of a restrictive legend in substantially the form as follows, together with any additional legend required by (i) any applicable state securities Laws and (ii) any securities exchange upon which such Securities may be listed:
(i) With respect to the Common Shares:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND, ACCORDINGLY CANNOT BE OFFERED, SOLD OR TRANSFERRED UNLESS AND UNTIL THEY ARE SO REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS EXEMPTION IS THEN AVAILABLE UNDER SUCH ACT AND SUCH LAWS. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES MAY BE PLEDGED TO A BANK OR FINANCIAL LENDING INSTITUTION IN CONNECTION WITH A BONA FIDE LOAN.”
(ii) With respect to the Preferred Shares:
“NEITHER THESE SECURITIES NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND, ACCORDINGLY CANNOT BE OFFERED, SOLD OR TRANSFERRED UNLESS AND UNTIL THEY ARE SO REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS EXEMPTION IS THEN AVAILABLE UNDER SUCH ACT AND SUCH LAWS. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION MAY BE PLEDGED TO A BANK OR FINANCIAL LENDING INSTITUTION IN CONNECTION WITH A BONA FIDE LOAN.”
(iii) With respect to the Warrants:
“NEITHER THESE SECURITIES NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND, ACCORDINGLY CANNOT BE OFFERED, SOLD OR TRANSFERRED UNLESS AND UNTIL THEY ARE SO REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS EXEMPTION IS THEN AVAILABLE UNDER SUCH ACT AND SUCH LAWS. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE MAY BE PLEDGED TO A BANK OR FINANCIAL LENDING INSTITUTION IN CONNECTION WITH A BONA FIDE LOAN.”
THESE SECURITIES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER CONTAINED IN A PURCHASE AGREEMENT, DATED AS OF FEBRUARY 25, 2008 (THE “PURCHASE AGREEMENT”), AMONG THE COMPANY AND THE PURCHASERS SIGNATORY THERETO. ANY TRANSFER IN VIOLATION OF THE TERMS OF THE PURCHASE AGREEMENT SHALL BE NULL AND VOID AB INITIO.”
(c) Certificates evidencing the Securities shall not be required to contain such legend or any other legend (i) while a Registration Statement covering the resale of such Securities is effective under the Securities Act, or (ii) following any sale of such Securities pursuant to Rule 144, or (iii) if such Securities are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission). Following the completion of any sale of the Securities pursuant to an effective Registration Statement covering the resale of such Securities under the Securities Act or at such earlier time as a legend is no longer required for certain Securities, the Company will, no later than three Trading Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such Securities, deliver or cause to be delivered to such Purchaser a certificate representing such Securities that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section. The Company shall take such action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

(d) Notwithstanding anything to the contrary herein, any Purchaser may from time to time pledge or grant a security interest in some or all of the Securities in connection with a bona fide loan or financing arrangement with a bank or financial lending institution secured in part by the Securities and, if required under the terms of such contract, loan or arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s sole expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder; provided, that prior to any foreclosure such pledgee shall enter into an agreement, in form and substance reasonably satisfactory to the Company, agreeing to the restrictions set forth in the Transaction Documents applicable to such pledgee.
(e) None of the Purchasers shall sell, transfer, assign or otherwise dispose of any of the Common Shares until the earlier of (i) the Second Closing Date and (ii) termination of this Agreement in accordance with its terms; provided, however, that the foregoing restrictions shall not apply (x) to a disposition of Common Shares to an unaffiliated third party that makes a tender offer for Common Stock that is directed to all Company stockholders or (b) if the Board modifies, changes or withdraws its Recommendation.
4.2 Integration. The Company shall not, and shall use its reasonable best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of the Trading Market.
4.3 Reservation and Listing of Securities.
The Company shall (a) maintain a reserve from its duly authorized Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents, (b) prepare and timely file with the Trading Market a subsequent listing application covering all of the Common Stock issued or issuable under the Transaction Documents, (c) use reasonable best efforts to cause such Common Stock to be approved for listing on the Trading Market as soon as reasonably practicable following each of the Closing Dates, (d) provide to the Purchasers evidence of such listing, and (e) use reasonable best efforts to maintain the listing of such Common Stock on such Trading Market.
4.4 Fundamental Changes. From the date hereof until the earlier of (i) the Second Closing Date and (ii) termination of this Agreement in accordance with its terms, neither the Company nor any Subsidiary shall, without first obtaining the written consent of Gores, take any of the actions set forth in the subparagraphs 6(b)(i) through (xix) of the Certificate of Designations (it being understood, acknowledged and agreed by the Company and the Purchasers that the foregoing shall in no way prohibit the Company from consummating an Approved Common Issuance or an Approved Preferred Issuance).

4.5 Access.
(a) From and after the date of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, give each Purchaser and its representatives, at the request of the Purchasers, access to the executive officers and properties, and shall request access to accountants, lenders and material customers and suppliers, of the Company and its Subsidiaries, and access to examine the books and records relating to the Company and its Subsidiaries and to discuss the affairs and finances of the Company and its Subsidiaries with the Chief Executive Officer and/or Chief Financial Officer of Company. Any investigation pursuant to this Section shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries, and nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the extent (i) prohibited by applicable Law, (ii) that the Company reasonably believes such information to be competitively sensitive proprietary information (except to the extent the Purchasers provide reasonable assurances that such information shall not be shared with employees of its or its Affiliates’ competing businesses or otherwise used by the Purchaser or its Affiliates to compete with the Company and its Subsidiaries) or (iii) that such disclosure would reasonably be expected to cause a loss of privilege to the Company or any of its Subsidiaries (provided that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in this clause (iii) apply).
(b) No investigation made by Gores and its employees, advisors and other representatives shall affect the representations, warranties and agreements made by the Company pursuant to this Agreement, and each such representation, warranty and agreement shall survive any such investigation in accordance with the terms of this Agreement.
(c) From and after the First Closing until the earlier of (i) the Second Closing and (ii) termination of this Agreement in accordance with its terms, the Company shall concurrently deliver to the Purchasers copies of all written materials provided by the Company to the members of the Board in their capacity as such or as members of any committee thereof, except that the Company (A) shall not be required to deliver to the Purchasers any materials (or portions thereof) if such disclosure would reasonably be expected to cause a loss of privilege to the Company or any of its Subsidiaries (provided that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where this restriction applies) and (B) shall be entitled to redact materials regarding any Restricted Transaction as to which the Company is required to provide the Purchasers with information with respect thereto pursuant to Section 4.9(a).
(d) Upon the earlier of (i) the First Closing, and (ii) the date the Company receives a Sale of the Company Proposal, the provisions set forth in Section 4 of the Confidentiality Agreement shall terminate and be of no further force and effect.
(e) The provisions of Section 4.5(a) shall terminate and no longer be of any effect from and after such time as Purchasers no longer beneficially own Securities representing at least five percent of the Common Stock then outstanding.
(f) Concurrently with the Second Closing, the Company shall provide Purchasers with copies of all offers or proposals received by the Company from and after October 1, 2007 with respect to the Sale of the Company or a material investment in the Company’s securities.

4.6 Use of Proceeds. The Company shall use all of the net proceeds from the sale of the Securities hereunder to repay a portion of outstanding amounts under its current credit facility and pay Company transaction fees and expenses as set forth on Schedule 4.6.
4.7 D & O Insurance; Board. So long as any Purchaser has a designee on the Company’s board of directors, the Company shall maintain directors’ and officers’ liability insurance providing coverage in such amounts and on such terms as is customary for a publicly traded company of similar size to the Company but in no event in an amount less than $12,500,000. Such insurance shall include coverage for all directors of the Company, including any director designated by any Purchaser. The board of directors of the Company shall consist of not more than eleven members. The Company shall use its reasonable best efforts to ensure that meetings of its board of directors are held at least four times each year and at least once each quarter. The Company shall provide adequate advance notice of such meetings to all members of the board of directors as provided in the Company’s bylaws. In addition, the Company will pay all reasonable out-of-pocket expenses incurred by the directors designated or nominated by the Purchasers in connection with their participation in meetings of the Board (and committees thereof) and the boards of directors (and committees thereof) of the Subsidiaries. The Preferred Directors (as defined in the Certificate of Designations) and the independent director nominated by the holders of the Preferred Shares pursuant to the Certificate of Designations shall receive the same indemnification agreements and compensation as the other non-employee directors of the Company; provided that the foregoing shall not entitle the Preferred Directors to any equity based awards.
4.8 Properties, Business Insurance. The Company shall obtain and maintain and cause each of its Subsidiaries to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties, contingencies and other risks and hazards and of such types and in such amounts as are reasonably prudent.
4.9 Exclusivity.
(a) During the Restricted Period, the Company will not, and will cause its Affiliates and the directors, officers, employees, agents and representatives of each of them not to, directly or indirectly, solicit, initiate, respond to, encourage, or provide any information or negotiate with respect to, any inquiry, proposal or offer from any other party or enter into any contract, agreement or arrangement relating to any equity or equity linked transaction (other than pursuant to bona fide employment benefit plans), or any sale of all or any material part of the Company’s or any Subsidiary’s business or assets, including through any asset sale, exclusive license, merger, reorganization or other form of business combination, or any other transaction that would otherwise be inconsistent in any material respect with the Transactions (each, a “Restricted Transaction”). The Company will promptly (and in any event within two (2) Trading Days) notify the Purchasers in writing describing the initial and all other material contacts (including copies of all written material, and reasonably detailed summary of all material oral contacts) between the Company or a Subsidiary of the Company or any of their respective directors, officers, employees, agents or representatives and any other Person regarding any such inquiry, proposal or offer received on or after the date hereof. Notwithstanding the foregoing, nothing in this Section 4.9 shall limit or restrict the ability of the Company to consummate an Approved Common Issuance or an Approved Preferred Issuance.

(b) Notwithstanding the foregoing clause (a), if the Company receives a Sale of the Company Proposal and the Board reasonably concludes in good faith, after consultation with Company Counsel and a financial advisor of national recognized reputation, that (i) the failure to consider and negotiate such Sale of the Company Proposal would be inconsistent with fiduciary duties to its stockholders under applicable Law, and (ii) such Sale of the Company, if consummated is likely to result in the Common Stock holders receiving value in excess of the value of the Common Stock following the transactions contemplated hereby, the Board after giving Purchasers prior written notice of the identity of the third party making such Sale of the Company Proposal, the material terms and conditions of such Sale of the Company Proposal, and the Company’s intention to furnish information to, or participate in discussions or negotiations with, the person making such proposal, may, and may authorize and permit the Company’s officers, directors, employees, financial advisors, representatives, or agents to, (i) provide the Offeror with nonpublic information, (ii) participate in discussions and negotiations with the Offeror relating to such Sale of the Company Proposal and (iii) enter into or execute any confidentiality agreements relating thereto; provided, that (1) the Company provides the Purchasers with a copy of all such information that has not been previously provided to the Purchasers simultaneously with the delivery to the Offeror and (2) the Company enters into a confidentiality agreement with the Offeror on terms (including standstill) no less favorable to the Company than those contained in the Confidentiality Agreement.
(c) Prior to making or authorizing any public statement with respect to any Sale of the Company Proposal or modification, change or withdrawal of the Recommendation, the Company shall provide to Purchasers a written notice (i) that the Board of Directors is prepared to recommend such Sale of the Company Proposal or modify, withdraw or change its Recommendation, (ii) specifying in reasonable detail the consideration and other material terms and conditions of such Sale of the Company Proposal and including a copy of all material written materials provided to or by the Company in connection with such Sale of the Company Proposal, (iii) stating such sale of the Company Proposal meets the requirements of Section 4.9(b) and (iv) identifying the Offeror. The Company shall cooperate and negotiate in good faith with the Purchasers during the three (3) Business Day period following such notice (it being understood that any amendment to the financial terms or any other material term of such Sale of the Company Proposal shall require a new notice and a new three (3) Business Day period) to make an offer to acquire the Company. If the Purchasers do not make a bona fide written offer (together with reasonable evidence that the Purchasers have or can obtain pursuant to legally binding obligations sufficient funds to consummate such offer) that the Board of Directors determines in its reasonable good faith judgment (after consultation with Company Counsel and a financial advisor of nationally recognized reputation) to be at least as favorable to the holders of Common Stock (other than Purchasers and their respective Affiliates), from a financial point of view, as such Sale of the Company Proposal, and the Company has complied with Section 4.9(a) and (b) above, the Board may withhold or withdraw its Recommendation and if permitted pursuant to Section 6.1(a)(vii), may terminate this Agreement. The Company agrees that its obligations to consummate the Common Shares Transaction and, if the Stockholder Approval is obtained, to consummate the Preferred Share/Warrant Transactions, shall not be affected by Section 4.9 or any Sale of the Company Proposal.
(d) Without limitation, for the purposes of the foregoing, any communications that discuss the consideration or any other material term or condition of a Sale of the Company Proposal shall be deemed to be material.
4.10 Stockholder Vote.
(a) As soon as reasonably practicable, but in no event later than two (2) Business Days following the clearance of the Proxy Statement by the Commission, the Company shall (i) take all action necessary to duly call, give notice of, convene and hold the Stockholders Meeting, (ii) to the extent permitted by Law and subject to Section 4.9(c), include in the Proxy Statement the recommendation of the Board that (x) the Preferred Shares/Warrant Transactions are advisable and in the best interest of the Company and its stockholders and (y) the stockholders of the Company vote in favor thereof (the “Recommendation”) and (iii) use its reasonable best efforts to obtain the Stockholder Approval (including, at the request of Gores, postponing or adjourning for up to twenty (20) Business Days the Stockholders’ Meeting to obtain a quorum or solicit additional proxies; provided that the Company shall not, except as required by Law, postpone or adjourn the Stockholders’ Meeting for any other reason without the prior consent of Gores).

Notwithstanding any other provision hereof, except as permitted by Section 4.9(c) and the last sentence of this subsection (a), the Board shall not withdraw or adversely modify or change such Recommendation. Unless this Agreement is terminated in accordance with Section 6.1 hereof, the Company shall remain obligated to convene and hold the Stockholders’ Meeting to consider the adoption of this Agreement and to take the other actions required by this paragraph regardless of whether the Recommendation shall have been withheld, withdrawn, modified or changed. Nothing contained in this Agreement shall prohibit the Board from withdrawing or making a change or modification of its Recommendation if, in the good faith judgment of the Board, after consultation with Company Counsel and a financial advisor of national recognized reputation, the failure to make such withdrawal, modification or change would be inconsistent with fiduciary duties to its stockholders under applicable Law.
(b) As soon as reasonably practicable, but in no event later than fifteen (15) Business Days following the date hereof, the Company shall prepare and file with the Commission the Proxy Statement that will be used to solicit the Stockholder Approval. The Company shall give Purchasers and their counsel a reasonable opportunity to review and comment upon the Proxy Statement (which shall not be less than three (3) Business Days) before the filing thereof with the Commission. The Company shall provide Purchasers and their counsel with copies of all written comments and other communications (including any material verbal responses) the Company or its counsel receives from the Commission or its staff with respect to the Proxy Statement, in such case promptly after receipt of such comments or other communications. The Company shall give Purchasers and their counsel a reasonable opportunity to review and comment upon any written or verbal responses to the Commission (which shall not be less than three (3) Business Days) before the provision thereof to the Commission. If at any time prior to the approval and adoption of this Agreement by the Company’s stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare and mail to its stockholders such amendment or supplement. The Company shall not mail the Proxy Statement or any amendment or supplement thereto, without reasonable advance consultation with Purchasers and their counsel (which shall not be less than three (3) Business Days).
(c) The Company hereby represents, warrants and covenants that: The Proxy Statement will not, at the date it is filed with the Commission, at the date it is mailed or distributed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except for any corrections or supplements to any preliminary proxy statement that are made in the final Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except for any corrections or supplements to any preliminary proxy statement that are made in the final Proxy Statement. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Purchasers specifically for inclusion or incorporation by reference in the Proxy Statement.

4.11 Indemnification.
(a) The Company shall indemnify, to the fullest extent lawful, and hold harmless each Purchaser and Related Person, and their respective directors, officers, employees, agents and representatives (collectively, “Indemnified Parties”) from and against any and all Losses, as incurred, directly or indirectly arising out of, based upon or relating to (a) any breach by the Company of any of its representations, warranties or covenants in this Agreement or any other Transaction Document or (b) any Proceeding by or against any Person, directly or indirectly, in connection with or as a result of any of any of the Transactions except to the extent any such Proceeding arose out of, is based upon or relates to any act or failure to act by the Purchasers that is in breach in any material respect of this Agreement or in violation of any Law.
(b) If any Proceeding shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Company in writing, and the Company shall assume the defense thereof, including the engagement of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Company of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially adversely prejudiced the Company.
An Indemnified Party shall have the right to engage separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Company has agreed in writing to pay such fees and expenses; (ii) the Company shall have failed promptly to assume the defense of such Proceeding; (iii) the Company shall have failed promptly to engage counsel reasonably satisfactory to such Indemnified Party in any such Proceeding (in each case, only with respect to such Indemnified Party); or (iv) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Company or any of its Affiliates, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Company or such Affiliates (in which case, under any of clauses (i) through (iv), such counsel shall be at the expense of the Company). The Company shall not be liable for any settlement of any Proceeding effected without its written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding.
(c) The indemnification and expense reimbursement obligations of the Company under this Section 4.11 shall be in addition to any liability that the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnified Parties. If the Company breaches its obligations under any Transaction Document, then, in addition to any other liabilities the Company may have under any Transaction Document or applicable Law, the Company shall pay or reimburse the Indemnified Parties on demand for all costs of collection and enforcement (including reasonable attorneys’ fees and expenses), provided that the Indemnified Parties prevail in such matters. Without limiting the generality of the foregoing, the Company specifically agrees to reimburse the Indemnified Parties on demand for all costs of enforcing the indemnification obligations in this paragraph, subject to the Indemnified Parties entering into an undertaking to reimburse all such amounts, in the event the Indemnified Parties do not prevail on such matters. For purposes of clarity, the provisions contained in this Section 4.11 shall not constitute the exclusive remedies of any Indemnified Party hereunder.

4.12 Approvals; Taking of Actions. Subject to the terms and conditions of this Agreement, the Company shall use its commercially reasonable best efforts to (i) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the Transactions as promptly as practicable, and (ii) obtain in a timely manner all necessary Consents and effect all necessary registrations and filings, including the approval of the Trading Market and any approvals required under the HSR Act. The Company shall be responsible for all filing fees required to be paid in connection any filings or approvals required under the HSR Act. The Purchasers and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors before filing. The Purchasers and the Company shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the Transactions. The Company shall give any notices to third parties, and use their commercially reasonable efforts to obtain any third party Consents related to or required in connection with or to consummate the Transactions. Notwithstanding the foregoing or any other covenant contained herein, in connection with the receipt of any necessary Consents, including under the HSR Act or under any applicable foreign anti-trust laws, nothing shall require the Company to (i) divest or hold separate any material part of its businesses or operations or (ii) agree not to compete in any geographic area or line of business or agree to take, or not to take, any other action or comply with any other term or condition, in such a manner as would reasonably be expected to result in a Material Adverse Effect.
4.13 Tax Treatment of the Preferred Shares. The Company shall not treat the Shares as “preferred stock” within the meaning of Section 305 of the Code, unless and until there is a “final determination” to the contrary within the meaning of Section 1313(a) of the Code
4.14 Standstill.
(a) Except as set forth below, at any time and from time to time that the Purchaser and its Affiliates in the aggregate hold Securities and other capital stock of the Company constituting ownership of at least 15% of the voting power of the Company, the Purchasers shall not, and shall cause their respective Affiliates that are controlled by The Gores Group, LLC (including by requiring any Affiliate to whom it transfers any Securities to agree to be bound by this Section) not to, (i) directly or indirectly acquire or agree to acquire beneficial ownership of any voting securities of the Company, or (ii) prior to the eighteen (18) month anniversary of the First Closing Date- Tranche 1, directly or indirectly, (1) make, or in any way engage in, any solicitation of proxies to vote any voting equity securities of the Company (other than a solicitation conducted by the Company), or become a “participant” in any “election contest” as such terms are defined and used in Rule 14a-11 under the Exchange Act with respect to voting equity securities of the Company, (2) seek the removal of any directors from the Board or a change in the size or composition of the Board (other than with respect to the Purchasers’ designees), (3) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the stockholders of the Company for the purpose of changing control of the Company, or (4) disclose any intention, plan or arrangement prohibited by, or inconsistent with the foregoing.
(b) Section 4.14(a) shall not prohibit any Purchaser or its Affiliates from making a proposal in accordance with Section 4.9 or acquiring or agreeing to acquire:
(i) the Securities;
(ii) voting equity securities of the Company acquired from the Company (including securities paid as dividends or distributions);
(iii) non-voting equity securities of the Company;

(iv) additional voting equity securities of the Company if either (x) following such acquisition, the Purchasers and their Affiliates in the aggregate would “beneficially own” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) 35% or less of the outstanding voting power of the Company or (y) with respect to voting equity securities of the Company that increases such Person’s beneficial ownership to more than 35% (the “Incremental Voting Securities”), such Person agrees that it will vote such Incremental Voting Securities in the same proportion as all other voting equity securities held by Persons other than the Purchaser and its Affiliates are voted on a particular matter; and
(v) voting equity securities pursuant to a proposal approved by the Board to acquire 100% of the outstanding voting equity securities of the Company.
(c) The provisions of this Section 4.14 shall cease to be in effect on the date that is the fifth anniversary of the Second Closing Date.
4.15 Public Disclosures. On or before the Second Closing Date, except as provided in Sections 4.9 and 4.10, neither the Company nor any Purchaser will issue (or cause or authorize any of its Affiliates to issue) any press release or make any other public disclosures concerning the Transactions or the contents of the Transaction Documents without prior consultation with the other party. Notwithstanding the above, nothing in this Section will preclude any party hereto or its Affiliates from making any disclosures required by applicable Law or the rules of any applicable securities exchange or necessary and proper in conjunction with any document required to be filed with any Governmental Authority.
4.16 Directors. The Purchasers agree that so long as they are legally entitled to do so, they will cause the Preferred Directors (as defined in the Certificate of Designations) to designate Norman Pattiz as Chairman pursuant to the Certificate of Designations for so long as he is eligible.
ARTICLE V.
CONDITIONS
5.1 Conditions Precedent to the Obligations of the Purchasers. The obligation of each Purchaser to acquire the Securities is subject to the satisfaction or, to the extent permitted by Law, waiver by such Purchaser, at or before the First Closing or the Second Closing, as applicable, of each of the following conditions (which, unless expressly stated otherwise, apply to both Closings):
(a) Representations and Warranties. All representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and, except for representations and warranties that speak as of a specific date other than the respective Closing Dates, which need only be true and correct as of such specific date, shall have been true and correct in all material respects as of each Closing Date.
(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required (i) in the case of the First Closing, by the Common Shares Transaction Documents and (ii) in the case of the Second Closing, the Preferred Shares/Warrant Transaction Documents to be performed, satisfied or complied with by it at or before the applicable Closing, including delivering or causing the delivery of those items required to be delivered pursuant to Section 2.2 as applicable to each Closing.
(c) Required Approvals. The Company shall have obtained in a timely fashion any and all Consents, Permits and waivers necessary or appropriate for consummation of the purchase and sale of the Securities (including, with respect to the Second Closing only, the Stockholder Approval), and all of which shall be and remain so long as necessary in full force and effect.

(d) No Injunction. No Law or Order shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction that prohibits the consummation of any of the Transactions.
(e) HSR Act. With respect to the Second Closing only, any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.
(f) Certificate of Designations. With respect to the Second Closing only, the Certificate of Designations shall have been duly adopted and executed and filed with the Secretary of State of the State of Delaware. The Company shall not have adopted or filed any other document designating terms, relative rights or preferences of the Shares. The Certificate of Designations shall not have been amended or modified, and a copy of the Certificate of Designations certified by the Secretary of State of the State of Delaware shall have been delivered to Gores.
(g) Directors. With respect to the Second Closing only, (i) the Persons listed on Schedule 5.1(g) shall be elected to the Board, (ii) the Chairman of the Board shall be Norman Pattiz so long as he is eligible, and if he is not so eligible another person eligible pursuant to the Certificate of Designations, and (iii) the Vice Chairman of the Board shall be Mark Stone so long as he is eligible.
(h) Adverse Changes. Since the date of execution of this Agreement, no Material Adverse Change shall have occurred.
(i) No Suspensions of Trading in Common Shares; Listing. Trading in the Common Stock shall not be suspended by the Commission or the Trading Market.
(j) Charter Amendment. With respect to the Second Closing only, the Charter Amendment shall have been duly adopted and executed and filed with the Secretary of State of the State of Delaware. The Company shall not have adopted or filed any other document amending the Certificate of Incorporation of the Company. The Charter Amendment shall not have been amended or modified, and a copy of the Charter Amendment certified by the Secretary of State of the State of Delaware shall have been delivered to Gores.
(k) CBS. All conditions, including stockholder approval, to the CBS Agreements and related transactions with CBS Radio Inc. set forth in Section 24 of the Master Agreement, dated as of October 2, 2007, by and between the Company and CBS Radio Inc., shall have been (or will be concurrently) satisfied and none of such conditions (if applicable, as modified by the CBS Permitted Deferral) shall have been waived. All of the CBS Agreements shall have been entered into and all of such other transactions shall have been consummated on substantially the terms described in the Company’s Definitive Proxy Statement dated December 21, 2007 (or as modified by the CBS Permitted Deferral).
(l) Consummation of Equity Offering. With respect to the Second Closing only, the Company shall have received gross proceeds of at least $75 million in the aggregate (including amounts to be received concurrently with the Second Closing) from the sale of the Shares and in the Approved Common Issuance and Approved Preferred Issuance.
5.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to sell the Securities is subject to the satisfaction or, to the extent permitted by law, waiver by the Company, at or before the First Closing or the Second Closing, as applicable, of each of the following conditions (which, unless expressly stated otherwise, apply to both Closings):

(a) Representations and Warranties. The representations and warranties of the Purchasers contained herein shall be true and correct in all material respects as of the date when made and as of each Closing Date as though made on and as of such date.
(b) Performance. The Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required (i) in the case of the First Closing, by the Common Shares Transaction Documents and (ii) in the case of the Second Closing, the Preferred Shares/Warrant Transaction Documents to be performed, satisfied or complied with by the Purchasers at or before the applicable Closing, including delivering or causing the delivery of those items required to be delivered pursuant to Section 2.2 as applicable to each Closing.
(c) No Injunction. No Law or Order shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction that prohibits the consummation of any of the Transactions.
(d) HSR Act. With respect to the Second Closing only, any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.
(e) Stockholder Approval. With respect to the Second Closing only, the Company shall have obtained the Stockholder Approval.
ARTICLE VI.
MISCELLANEOUS
6.1 Termination.
(a) This Agreement may be terminated and any Transactions not then consummated may be abandoned at any time before either Closing Date:
(i) By the mutual consent of the Company and Gores, on behalf of itself and all Purchasers.
(ii) By the Company or Gores, on behalf of itself and all Purchasers, if (x) the First Closing – Tranche 1 has not been consummated by March 31, 2008 or (y) the Second Closing has not been consummated by August 25, 2008 (each, a “Termination Date”); provided, that (A) the right to terminate this Agreement pursuant to this Section 6.1(a)(ii) shall not be available to any party whose breach of the covenants set forth in this Agreement has been the principal cause of, or resulted in, the failure of the applicable Closing to be consummated by the applicable Termination Date and (B) in the case of and notwithstanding any termination pursuant to this Section 6.1(a)(ii), the Purchasers, at their option, may purchase from the Company (to the extent, but only to the extent, not already purchased hereunder) the Common Shares – Tranche 1 and if the Company has delivered a Tranche 2 Notice, the Common Shares – Tranche 2, in each case at the purchase price and on the terms and conditions set forth herein.
(iii) (A) By the Company or Gores, on behalf of itself and all Purchasers, if the stockholders of the Company fail to approve the Preferred Shares/Warrant Transactions at the Stockholder Meeting or (B) by Gores, on behalf of itself and all Purchasers, if the CBS Agreements are terminated prior to the Second Closing; provided, that, in the case of and notwithstanding a termination pursuant to this Section 6.1(a)(iii), the Purchasers, at their option, may purchase from the Company (to the extent, but only to the extent, not already purchased hereunder) the Common Shares – Tranche 1 and if the Company has delivered a Tranche 2 Notice, the Common Shares – Tranche 2, in each case at the purchase price and on the terms and conditions set forth herein.

(iv) By Gores, on behalf of itself and all Purchasers, if the Company is in material breach of its obligations under this Agreement which breach shall have not been cured within fifteen (15) Business Days after written notice thereof from Gores or which breach cannot be cured within fifteen (15) Business Days.
(v) By the Company if the Purchasers are in material breach of their obligations under this Agreement which breach shall have not been cured within fifteen (15) Business Days after written notice thereof from the Company or which breach cannot be cured within fifteen (15) Business Days.
(vi) By the Company on or before March 25, 2008 if the Company determines for any reason not to consummate the Preferred Shares/Warrant Transactions; provided, that notwithstanding a termination pursuant to this Section 6.1(a)(vi), the Purchasers at their option may purchase from the Company (to the extent, but only to the extent, not already purchased hereunder) the Common Shares – Tranche 1 and if the Company has delivered a Tranche 2 Notice, the Common Shares – Tranche 2, in each case at the purchase price and on the terms and conditions set forth herein.
(vii) By the Company if the Company has complied with Section 4.9(c) and concurrently with such termination the Company (A) enters into a definitive agreement in connection with a Sale of the Company Proposal that the Board of Directors determines in its reasonable good faith judgment (after consultation with Company Counsel and a financial advisor of nationally recognized reputation) is more favorable to the holders of Common Stock (other than Purchasers and their respective Affiliates), from a financial point of view, as any offer made by Purchasers pursuant to Section 4.9(c) and (B) pays all fees due pursuant to Section 6.3; provided, that, notwithstanding a termination pursuant to this Section 6.1(a)(vii), the Purchasers, at their option, may purchase from the Company (to the extent, but only to the extent, not already purchased hereunder) the Common Shares – Tranche 1 and if the Company has delivered a Tranche 2 Notice, the Common Shares – Tranche 2, in each case at the purchase price and on the terms and conditions set forth herein.
(b) No termination of this Agreement shall affect the right of any party to sue for any breach by the other party (or parties).
(c) Section 4.5(b) and (d), Section 4.11 and Article VI (and, to the extent the Purchasers have purchased or remain entitled to purchase any Common Shares, all provisions applicable to such purchase of Common Shares in Sections 4.1, 4.2, 4.3, 4.12 and 4.15 and in Articles II and III), in each case, together with all applicable definitions, shall survive any termination of this Agreement.
6.2 Survival. Except for the representations and warranties set forth in (a) Sections 3.1(b), (c), (f), (g) (regarding capitalization only), (q) and (r) and Section 3.2(f), each of which shall survive indefinitely and (b) Sections 3.1(i) and (l), each of which shall survive until the 60th day following the expiration of the applicable statute of limitations, the representations and warranties of a party contained in this Agreement (and the portion of any certificate certifying such representations and warranties) shall survive the closing of the transactions contemplated in this Agreement until the 24-month anniversary of the Second Closing (or if there is no Second Closing, the latest First Closing Date), unless a bona fide notice of a claim shall have been made in writing before such date, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim, and, notwithstanding such closing nor any investigation made by or on behalf of the party entitled to rely on such representation and warranty, shall continue in full force and effect for the benefit of such party during such period.

6.3 Fees and Expenses.
(a) The Company shall pay the actual and reasonable legal, accounting, consulting, travel and all other out-of-pocket expenses incurred by or on behalf of the Purchasers in connection with due diligence and the preparation and negotiation of the Transaction Documents and otherwise in connection with the Transactions (including those due to Glendon Partners, Inc.), in each case, at Gores’ request (but in no event prior to the First Closing unless this Agreement is terminated prior thereto), in an aggregate amount not to exceed $1,000,000. Upon the earlier of (i) the termination of this Agreement and (ii) the First Closing, the Company shall pay to Gores or its designee a fee of $500,000. In addition, if the Company exercises its right to terminate this Agreement pursuant to Section 6.1(a)(iii), Section 6.1(a)(vi) or Section 6.1(a)(vii) or Gores terminates this Agreement pursuant to Section 6.1(a)(iii) or Section 6.1(a)(iv), the Company will pay Gores an additional $500,000 concurrently with such termination.
(b) In addition to any fees payable under this Section 6.3, if this Agreement is terminated pursuant to Section 6.1(ii), (iii) or (vii) and either (1) the Board has changed, modified or withdrawn its Recommendation other than in connection with a Sale of the Company Proposal in accordance with Section 4.9(c), (2) CBS has failed to vote in favor of the Preferred Shares/Warrant Transactions at or in connection with the Stockholders Meeting, or (3) CBS and the Company have agreed to materially modify the CBS Agreements (other than solely to implement a CBS Permitted Deferral) or CBS otherwise enters into any other material agreement with the Company not otherwise expressly contemplated by this Agreement, the Purchasers shall have the right, at their option, to purchase (in addition to the Common Shares – Tranche 1 and the Common Shares – Tranche 2) an additional 2,500,000 shares of Common Stock at a purchase price of $1.75 per share on the same terms and conditions set forth herein for the Common Shares – Tranche 1.
(c) Except as expressly set forth in this paragraph or the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp Taxes and other Taxes and duties levied in connection with the issuance of the Securities. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be the expenses of the Company.
(d) Any notice of Purchasers’ option to purchase Common Shares under Sections 6.1(a)(ii), 6.1(a)(iii), 6.1(a)(vi), 6.1(a)(vii) or 6.3(b) must be delivered to the Company within thirty (30) days of termination of the Agreement and the closing of the applicable purchase must take place within fifteen (15) days of the satisfaction of the terms and conditions applicable to such purchase thereafter; provided, that in no event shall the closing take place later than one (1) year from the date of such notice.
6.4 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral or written.
6.5 Further Assurances. At or after the Closing, and without further consideration, each of the parties will execute and deliver to the other parties such further documents and take such further action as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

6.6 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section before 5:30 p.m. (New York City time) on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Agreement later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Trading Day following the date of sending, if sent by nationally recognized overnight courier service, specifying next business day delivery or (iv) upon actual receipt by the party to whom such notice is required to be given if delivered by hand. The address for such notices and communications shall be as follows:

If to the Company:	Westwood One, Inc. 40 West 57th Street 5th Floor New York, New York 10019 Attn: General Counsel Phone: (212) 641-2000 Fax: (212) 641-2198

With a copy to (which shall not constitute notice):	With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Suite 3400 Los Angeles, California 90071 Attn: Brian J. McCarthy Phone: (213) 687-5000 Fax: (213) 687-5600

If to the Purchasers:	To the addresses set forth under such Purchaser’s name on the signature pages attached hereto.
or such other address as may be designated in writing hereafter, in the same manner, by such Person by two (2) Trading Days’ prior notice to the other party in accordance with this Section 6.6.
6.7 Amendments; Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company, and the Purchasers who, if before the Closing, have agreed to purchase not less than majority of the Shares pursuant to Section 2.1 of this Agreement, and if after the Closing Date, hold not less than majority of the Securities actually issued hereunder on a fully diluted as-converted basis (the “Majority Purchasers”). Any waiver executed by the Majority Purchasers shall be binding on the Company and all holders of Securities. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

6.8 Construction. The headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. Any contract, statute or rule defined or referred to herein means such contract, statute or rule as from time to time amended, modified or supplemented, including (in the case of contracts) by waiver or consent and (in the case of statutes or rules) by succession of comparable successor statutes or rules and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
6.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. Any Purchaser may assign its rights under this Agreement after the Closing to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof and of the applicable Transaction Documents that apply to the “Purchasers” and thereafter shall be deemed a Purchaser for all purposes hereunder and under the other Transaction Documents. Notwithstanding anything to the contrary herein, Securities may be pledged to a bank or financial lending institution in connection with a bona fide loan or financing arrangement, provided, that prior to any foreclosure thereunder such pledgee shall enter into an agreement, in form and substance reasonably satisfactory to the Company, making the restrictions set forth in the Transaction Documents applicable to such pledgee.
6.10 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Indemnified Party is an intended third party beneficiary of Section 4.11 and (in each case) may enforce the provisions of Section 4.11 directly against the parties with obligations thereunder.
6.11 Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the Transactions (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state and U.S. federal courts sitting in the City of New York, Borough of Manhattan. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and U.S. federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any Transaction or discussed herein (including with respect to the enforcement of any of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or any of the Transaction Documents or the Transactions. If either party shall commence a proceeding to enforce any provisions of this Agreement or any Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

6.12 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. If any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.
6.13 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision that is a reasonable substitute therefor and effects the original intent of the parties as closely as possible, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
6.14 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.
6.15 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, upon receipt of evidence to the Company’s reasonable satisfaction of such mutilation, loss, theft or destruction, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument. Applicants for such substitute certificates shall also comply with such other reasonable regulations and pay such other reasonable charges incidental thereto as the Company may reasonably prescribe.
6.16 Remedies. In addition to being entitled to exercise all rights provided herein or granted by Law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any Proceeding for specific performance of any such obligation the defense that a remedy at Law would be adequate.
6.17 Adjustments in Share Numbers and Prices. After the date hereof and before the Second Closing, in the event of any stock split, subdivision, dividend or distribution payable in Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, Common Stock), combination or other similar recapitalization or event (and including all Common Stock issuable upon conversion of the Preferred Shares or upon exercise of the Warrants) occurring after the date hereof, each reference in this Agreement to a number of shares or a price per share shall be amended to appropriately account for such event.

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SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

WESTWOOD ONE, INC.
By:	/s/ David Hillman
	Name:	David Hillman
	Title:	CAO and GC

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SIGNATURE PAGES OF PURCHASER(S) FOLLOW.]

GORES RADIO HOLDINGS, LLC

By: The Gores Group, LLC, its Managing Member

By:	/s/ Ian R. Weingarten
Name: Ian R. Weingarten
Title: Managing Director

Applicable Percentage: 100%

Address for Notice:

GORES RADIO HOLDINGS, LLC 10877 Wilshire Boulevard 18th Floor Los Angeles, California 90024 Attn: General Counsel Phone: (310) 209-3010 Fax: (310) 209 3310

With a copy to (which shall not constitute notice):

PROSKAUER ROSE LLP 2049 Century Park East 32nd Floor Los Angeles, California 90067 Attn: Michael A. Woronoff, Esq. Phone: (310) 557-2900 Fax: (310) 557-2193

With a copy to (which shall not constitute notice):

GORES RADIO HOLDINGS, LLC 10877 Wilshire Boulevard 18th Floor Los Angeles, California 90024 Attn: Ian Weingarten Phone: (310) 209-3010 Fax: (310) 209 3310

Exhibit A
WESTWOOD ONE, INC.

CERTIFICATE OF DESIGNATIONS
OF
7.50% SERIES A CONVERTIBLE PREFERRED STOCK
(Pursuant to Section 151 of the Delaware General Corporation Law)

Westwood One, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 141(c) of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board”) as of  _____  , 2008:
RESOLVED, that the Board pursuant to authority expressly vested in it by the provisions of the Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Corporation hereby authorizes the issuance of one series of Preferred Stock designated as the 7.50% Series A Convertible Preferred Stock (the “Preferred Stock”), par value $0.01 per share, of the Corporation to consist of [75,000]1 shares, and hereby fixes the powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation that are applicable to the Preferred Stock of all classes and series) as follows:
1. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.
“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person.
“Budget” has the meaning set forth in subparagraph 6(c) below.
“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York City are authorized or required by Law or other governmental action to close.
“Closing Price” means, for any date, if the Common Stock is then listed on a Trading Market, the last sales price (regular way) or the average of the last bid and ask prices, as applicable, per share of Common Stock for such date (or the nearest preceding date that is a Trading Day) on such Trading Market on which the Common Stock is then listed.

[1]	Subject to reduction in accordance with Section 2.1(b) of the Purchase Agreement.

“Common Stock” means all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, that has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.
“Company Redemption Closing Price” has the meaning set forth in subparagraph 4(a) below.
“Conversion Date” means, as applicable, the Mandatory Conversion Date and/or the Optional Conversion Date.
“Conversion Price” means the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Preferred Stock, which price shall initially be $3.00 per share, subject to adjustment in accordance with the provisions of paragraph 5 below.
“Corporation” has the meaning set forth in the first introductory paragraph above.
“DGCL” has the meaning set forth in the first introductory paragraph above.
“Dividend Date” means March 31, June 30, September 30 and December 31 of each year, beginning  _____  , 2008.
“Dividend Period” means (a) the period beginning on the Issue Date and ending on the first Dividend Date and (b) each quarterly period between Dividend Dates.
“Dividend Rate” means (a) from the Issue Date to  _____  , 20132, 7.50% and (b) from and after  _____  , 2013, 15.0%.
“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Stock” means (a) shares of Common Stock issuable by the Corporation upon conversion of shares of Preferred Stock or upon exercise of the Warrants, (b) up to 5,000,000 shares of Common Stock issued in connection with a bona fide acquisition by the Corporation of a Related Business by merger, asset purchase, stock purchase or any other reorganization; provided, that the Corporation is the surviving Person after such transaction, and (c) up to 6,000,000 shares of Common Stock (or options to purchase such shares or any combination thereof) issued in fiscal 2008 and up to 4,000,000 shares of Common Stock (or options to purchase such shares or any combination thereof) issued in each fiscal year thereafter, in each case to eligible participants pursuant to a bona fide employee stock option plan or stock incentive plan approved by the Board.

[2]	5 years after Issue Date.

“Governmental Authority” means any United States federal, state, provincial, supranational, county or local or any foreign government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal, or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing
“Holder” means any record holder of Preferred Stock as such shall appear upon the stock register of the Corporation.
“Issue Date” means the date that shares of Preferred Stock are first issued by the Corporation pursuant to the Purchase Agreement.
“Junior Stock” means the Common Stock and any other class or series of capital stock of the Corporation ranking junior to the Preferred Stock both as to dividends and as to distributions upon a Liquidation Event.
“Laws” means any foreign, federal, state or local statute, law (including common law), rule, ordinance, code or regulation, any Order, and any regulation, rule, interpretation, guidance, directive, policy statement or opinion of any Governmental Authority.
“Liquidation Event” means any termination, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary. At the election of the Holders of a majority of the then outstanding shares of Preferred Stock, (a) the consolidation or merger of the Corporation into or with another Person or Persons (other than any such transactions in which the holders of a majority of the Voting Stock in the Corporation (measured by voting power rather than the number of shares and without distinction as to any series or class of Voting Stock) immediately before such transaction hold a majority of the Voting Stock in the surviving Person (measured by voting power rather than the number of shares and without distinction as to any series or class of Voting Stock) immediately after such transaction), or (b) the sale of all or substantially all of the assets of the Corporation and its Subsidiaries (determined on a consolidated basis) shall each be deemed a Liquidation Event.
“Liquidation Preference” means, on any date, the product of (1) the Multiplier times (2) the sum of (a) the Subscription Price plus (b) accrued dividends thereon through such date.
“Mandatory Conversion Trigger” has the meaning set forth in subparagraph 5(b) below.
“Mandatory Conversion Date” has the meaning set forth in subparagraph 5(b) below.
“Multiplier” means (a) 1.0 through  _____  , 20133, and (b) 1.5 thereafter.
“Optional Conversion Date” has the meaning set forth in subparagraph 5(c) before.

[3]	5 years and 6 months after Issue Date.

“Order” means any award, writ, stipulation, determination, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by, or any contract with, any Governmental Authority.
“Parity Stock” means any class or series of capital stock of the Corporation ranking on a parity with the Preferred Stock both as to dividends and as to distributions upon a liquidation, dissolution or winding up of the Corporation.
“Permitted Holder” means any of the Purchasers or their Related Persons.
“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Authority or other entity of any kind.
“Preemptive Notice” has the meaning set forth in subparagraph 7(a) below.
“Preemptive Shares” has the meaning set forth in subparagraph 7(a)(i) below.
“Preferred Directors” has the meaning set forth in subparagraph 7(d) below.
“Preferred Stock” has the meaning set forth in the second paragraph above.
“Purchase Agreement” means the Purchase Agreement, dated as of February 25, 2008, among the Corporation and the Purchasers.
“Purchasers” means Gores Radio Holdings, LLC.
“Redemption Agent” means a bank or trust company in good standing, organized under the Laws of the United States of America or any jurisdiction thereof, and having capital, surplus and undivided profits aggregating at least One Hundred Million Dollars ($100,000,000) appointed by the Corporation as its agent for redemption of the Preferred Stock.
“Redemption Price” means the consideration to be paid upon redemption of the Preferred Stock, determined in accordance with paragraph 4 below.
“Related Businesses” means the business in which the Corporation and its Subsidiaries were engaged on the Issue Date and any business reasonably related or complementary thereto.
“Related Person” means (x) any Affiliate of a Person and any officer, director, partner or member of such Person or any of its Affiliates and (y) any investment fund, investment partnership, investment account or other investment Person whose investment manager, investment advisor, managing member or general partner is (i) a Purchaser or an Affiliate of a Purchaser or (ii) any officer, director, partner or member of a Purchaser or any of its Affiliates.

“Senior Notes Agreement” means the Note Purchase Agreement, dated as of December 3, 2002, between the Corporation and the purchasers listed on Schedule A thereto, as amended or restated and in effect from time to time.
“Subscription Price” means $1,000 per share of Preferred Stock.
“Subsidiary” means (a) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by the Corporation, (b) a partnership of which the Corporation, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs or (c) any other person (other than a corporation) in which the Corporation, directly or indirectly, has at least a majority ownership interest and power to direct the policies, management and affairs thereof.
“Trading Day” means (a) any day on which the Common Stock is listed and traded on the Trading Market, or (b) if the Common Stock is not then listed and traded on the Trading Market, then any Business Day.
“Trading Market” means the New York Stock Exchange or, at any time the Common Stock is not listed for trading on the New York Stock Exchange, any other national exchange, if the Common Stock is then listed on such exchange.
“Voting Stock” means, with respect to any Person, capital stock of such Person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person.
“Warrants” means the warrants that are being purchased under the Purchase Agreement.
2. Dividends.
(a) The Holders shall be entitled to receive dividends at the Dividend Rate per annum, compounded quarterly. Such dividends shall be cumulative from the Issue Date and shall be added daily to the Liquidation Preference. The dividends per share of Preferred Stock for any full quarterly period shall be computed by multiplying the Dividend Rate for such Dividend Period by the Liquidation Preference (determined as of the first day of such Dividend Period) per share and dividing the result by four. Dividends payable for any period less than a full quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed for any period less than one month.
(b) In addition to the dividends specified in subparagraph 2(a) above, if dividends are declared or paid on the Common Stock, then such dividends shall be declared and paid pro rata on the Common Stock and the Preferred Stock, treating each share of Preferred Stock as the greatest whole number of shares of Common Stock then issuable upon conversion thereof pursuant to paragraph 5 below.

(c) So long as any shares of Preferred Stock shall be outstanding, the Corporation shall not (i) declare or pay any dividend or make any distribution on any Junior Stock, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock for which an adjustment is made pursuant to subparagraph 5(e)(i) hereof) or (ii) purchase or redeem, or permit any Subsidiary to purchase or redeem any Junior Stock (except by conversion into or exchange solely for shares of Common Stock), or pay or make available any monies for a sinking fund for the purchase or redemption of any Junior Stock, other than up to 2,000,000 shares of Common Stock from employees of the Corporation who are not directors or executive officers of the Corporation upon termination of employment with the Corporation.
3. Distributions Upon Liquidation Event. Upon any Liquidation Event, before any distribution or payment shall be made to the holders of Junior Stock, the Holders shall be entitled to be paid, to the extent possible the greater of (a) the Liquidation Preference on the date of determination, and (b) the amount that would be payable to the Holders if such Holders had converted all outstanding shares of Preferred Stock into shares of Common Stock immediately prior to such Liquidation Event. If such payment shall have been made in full to the Holders, and if payment shall have been made in full to the holders of any Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such Liquidation Event, the net assets of the Corporation distributable among the Holders and the holders of all outstanding shares of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining shall be distributed among the Holders and the holders of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. After payment to the holders of Preferred Stock of the full amount to which they are entitled under this paragraph 3, such holders of Preferred Stock shall have no right or claim to any assets of the Corporation.
4. Redemption by the Corporation.
(a) Optional Redemption. The Preferred Stock shall not be redeemed in whole or in part prior to  _____  , 2013.4 Thereafter, the Preferred Stock may be redeemed by the Corporation at any time in whole, at the option of the Corporation, for an amount, in cash (except as provided below) equal to the greater of (a) Liquidation Preference on the redemption date and (b) the product of the average Closing Price of the ten (10) Trading Days immediately preceding the redemption date (the “Company Redemption Closing Price”) and the number of shares of Common Stock that would have been issued had the Holders converted all outstanding shares of Preferred Stock into shares of Common Stock on the redemption date; provided, that if the amount described in clause (b) exceeds the amount described in clause (a), the Company shall pay the portion of the Redemption Price equal to such excess by delivering that whole number of shares of Common Stock determined by dividing such excess by the Company Redemption Closing Price and rounding up.

[4]	4 years and 9 months following Issue Date.

(b) A notice of redemption shall be sent by or on behalf of the Corporation to the Holders not less than thirty (30) days nor more than ninety (90) days prior to the anticipated date of redemption (i) notifying such Holders of the election of the Corporation to redeem such shares and of the date of redemption, (ii) stating the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the Redemption Price therefor, and (iii) stating the name and address of the Redemption Agent, and the name and address of the Corporation’s transfer agent for the Preferred Stock.
(c) The Corporation shall appoint the Redemption Agent as its agent for redemption of the Preferred Stock. Following such appointment and prior to any redemption, the Corporation shall deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause such notice of redemption to be duly mailed as herein provided as soon as practicable after receipt of such irrevocable instructions and in accordance with the above provisions. All funds and shares of Common Stock necessary for the redemption shall be deposited with the Redemption Agent in trust at least two (2) Business Days prior to the date of redemption, for the pro rata benefit of the Holders of the shares so called for redemption, so as to be and continue to be available therefor.
(d) If a notice of redemption shall have been given as provided herein, and the Corporation shall not default in the payment of the Redemption Price, then (i) each Holder of shares called for redemption shall be entitled to all preferences and relative and other rights accorded by this resolution until and including the time of redemption and (ii) from and after the time of redemption the shares called for redemption shall no longer be deemed to be outstanding, and all rights of the Holders of such shares shall cease and terminate, except the right of the Holders of such shares, upon surrender of certificates therefor, to receive amounts to be paid hereunder.
(e) The deposit of monies and shares of Common Stock in trust with the Redemption Agent shall be irrevocable except that the Corporation shall be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the Holders of any shares redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the Holders entitled thereto at the expiration of two years from the Redemption Date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for such payment, without interest.
5. Conversion Rights. The Preferred Stock shall be convertible into Common Stock as follows:
(a) Conversion at the Option of Holder. Subject to and upon compliance with the provisions of this paragraph 5, any Holder shall have the right at such Holder’s option, at any time or from time to time, to convert any shares of Preferred Stock into a number of fully paid and nonassessable shares of Common Stock at the Conversion Price in effect on the Conversion Date upon the terms hereinafter set forth. The number of shares of Common Stock to which a Holder shall be entitled upon conversion shall be determined by dividing (x) the Liquidation Preference of the shares of Preferred Stock to be converted as of the Conversion Date by (ii) the Conversion Price in effect at the close of business on the Conversion Date (determined as provided in this paragraph 5).

(b) Conversion at the Option of Corporation. If (i) the Closing Price equals or exceeds $4.00 (subject to adjustment for stock dividends, subdivisions, reclassifications, combinations or similar type events) for 60 Trading Days in any 90 Trading Day period that begins on or after [  _____  ], 20095 or (ii) on or after  _____  , 2009,5 the Corporation receives net cash proceeds of more than $50,000,000 from the sale of shares of Common Stock to a Person that is not an Affiliate of the Corporation at a price per share equal to or exceeding $4.00 (subject to adjustment for stock dividends, subdivisions, reclassifications, combinations or similar type events), (each date on which (i) or (ii) is satisfied, a “Mandatory Conversion Trigger”), the Corporation may elect to require the Holders to convert all (but not less than all) shares of the Preferred Stock into Common Stock based on the Conversion Price then in effect by delivering a written notice of such election to the Holders within sixty (60) days following such Mandatory Conversion Trigger. Such notice shall specify (A) the Conversion Price and the Liquidation Preference as of the date of such notice, (B) if the Corporation is converting pursuant to (i) above, the beginning and end dates of the 90 Trading Day period and the Closing Price for each Trading Date in such period and (C) if the Corporation is converting pursuant to (ii) above, the date of such sale, the amount of net cash proceeds to the Corporation, the name of the purchaser and the price per share. The date upon which such notice is delivered is referred to herein as the “Mandatory Conversion Date.” Notwithstanding the foregoing, the Corporation may not require any conversion under this subparagraph 5(b) (and any notice thereof will be void), unless on the Mandatory Conversion Date, the Closing Price equals or exceeds $4.00. On the Mandatory Conversion Date the outstanding shares of Preferred Stock shall be converted automatically without any further action by the Corporation or the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, that the Corporation shall not be obligated to issue to any such Holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Preferred Stock duly endorsed or an affidavit of lost certificates, in each case, in form reasonably satisfactory to the Corporation are delivered either to the Corporation or any transfer agent of the Corporation.
(c) Mechanics of Conversion. Any Holder may exercise its conversion right specified in subparagraph 5(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates or an affidavit of lost certificates, in each case, duly endorsed in form reasonably satisfactory to the Corporation for the shares to be converted, accompanied by written notice substantially in the form set forth in Annex A.
Conversion pursuant to exercise of the conversion right specified in subparagraph 5(a) shall be deemed to have been effected prior to the opening of the Trading Market on the date when delivery of certificates for shares is made and such date is referred to herein as the “Optional Conversion Date”.

[5] 18 months from the Issue Date.

As promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Preferred Stock to the Corporation or any transfer agent of the Corporation in the case of conversions pursuant to subparagraph 5(a)), the Corporation shall issue and deliver to or upon the written order of such Holder a certificate or certificates for the number of full shares of Common Stock to which such Holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 5(d).
The Person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion (in the case of conversion pursuant to subparagraph 5(a)), the Corporation shall issue and deliver to or upon the written order of the Holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.
(d) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the Closing Price for the Trading Day immediately prior to the date on which the Preferred Stock is converted.
(e) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:
(i) Stock Dividends, Subdivisions or Combinations. If the Corporation shall (A) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (C) combine the outstanding Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision or combination shall be proportionately adjusted so that the holder of any shares of Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

(ii) Consolidation, Merger, Sale, Lease, Conveyance or Reclassification. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety (where there is a change in or distribution with respect to the Common Stock), or any reclassification of the capital stock of the Corporation, each share of Preferred Stock shall after the date of such consolidation, merger, sale, lease, conveyance or reclassification be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease, conveyance or reclassification) upon conversion of such share of Preferred Stock would have been entitled upon such consolidation, merger, sale, lease, conveyance or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holders shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Preferred Stock. If the Corporation shall propose to take any action of the type described in this clause (ii), the Corporation shall give notice to each Holder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known on the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to taking such proposed action.
(iii) Statement Regarding Adjustments. Whenever a Conversion Price shall be adjusted, the Corporation shall forthwith file, at the office of any transfer agent for the Preferred Stock and at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent to each Holder. Each such statement shall be signed by the Chief Financial Officer of the Corporation.
(f) Notice to Holders. All notices permitted or required to be sent by the Corporation to the Holders pursuant to this Certificate of Designations shall be sent by overnight courier or first class certified mail, postage prepaid, to the Holders at the addresses appearing on the Corporation’s records.
(g) Treasury Stock. The sale or other disposition of any Common Stock theretofore held in the Corporation’s treasury shall be deemed to be an issuance thereof.
(h) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer and involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of the shares of Preferred Stock in respect of which such shares are being issued, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the reasonable satisfaction of the Corporation that such tax has been or will be paid.

(i) Shares to be Fully Paid. The Corporation will take all action necessary to assure that all shares of Common Stock issued upon the conversion of the Preferred Stock will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances and shall not be subject to preemptive rights or similar rights of stockholders, and without limiting the generality of the foregoing, the par value per share of the Common Stock is at all times equal to or less than the then effective Conversion Price.
(j) Reservation of Shares. At all times as long as any Preferred Stock remains outstanding, the Corporation will take all action necessary to assure that it has authorized, and reserved for the purpose of issue upon conversion of the Preferred Stock, a sufficient number of shares of Common Stock to provide for conversion of the Preferred Stock in full.
(k) Approvals. The Corporation will take all action necessary to assure that shares of Common Stock may be validly and legally issued upon conversion of the Preferred Stock and in compliance with the requirements of all Laws and any securities exchange upon which the Common Stock may be listed. The Corporation will not take any action that could result in any adjustment hereunder if the total number of shares of Common Stock issuable after such action upon conversion or redemption of the Preferred Stock in full, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options or warrants and upon conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.
6. Voting Rights.
(a) In addition to the special voting rights provided below and by applicable Law, the Holders shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of paragraph 5 hereof at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class. In all cases where the Holders have the right to vote separately as a class, such Holders shall be entitled to one vote for each such share held by them respectively.
(b) So long as the Permitted Holders in the aggregate own at least 50% of the shares of Preferred Stock issued on the Issue Date, the Corporation shall not and shall not permit any of its subsidiaries to without the consent of the Holders of a majority of shares of Preferred Stock then outstanding, given in writing or by vote at a meeting of Holders called for such purpose, directly or indirectly:
(i) increase the authorized number of shares of Preferred Stock;
(ii) conduct or engage in any business other than a Related Business;

(iii) on or before [  ], 201_,6 merge or consolidate into or with another Person or Persons unless the holders of a majority of the Voting Stock in the Corporation (measured by voting power rather than the number of shares and without distinction as to any series or class of Voting Stock) immediately prior to such transaction continue to hold a majority of the Voting Stock (measured by voting power rather than the number of shares and without distinction as to any series or class of Voting Stock) in the surviving Person immediately after such transaction;
(iv) sell, lease, exchange or otherwise dispose of (in each case, in one transaction or a series of related transactions) (i) on or before [  ], 201_,7 all or substantially all of the assets of the Corporation and its Subsidiaries (determined on a consolidated basis) or (ii) assets of the Corporation or of its Subsidiaries with a fair market value (individually or in the aggregate) of $25,000,000 or more;
(v) purchase or otherwise acquire any material amount of the stock or assets of another company in one transaction or a series of related transactions having an aggregate value of more than $15,000,000;
(vi) increase the number of directors that comprise the Board beyond eleven (11);
(vii) issue or sell any capital stock (or securities convertible into capital stock) of the Corporation or any Subsidiary other than (A) Excluded Stock, (B) capital stock, the proceeds from the sale of which are concurrently used to redeem the Preferred Stock in full, (C) up to 10,000,000 shares of Common Stock issued at a price per share below $3.00 (in each case, subject to adjustment for stock dividends, subdivisions, reclassifications, combinations or similar type events), (D) shares of Common Stock issued at a price per share at or above $3.00 (subject to adjustment for stock dividends, subdivisions, reclassifications, combinations or similar type events) and (E) on or before [  ], 2008,8 the Approved Preferred Issuance (as defined in the Purchase Agreement);
(viii) pay, declare or set aside any sums or other property for the payment of any dividends on, or make any other distributions in respect of (including by merger or otherwise), any shares of capital stock of the Corporation or any Subsidiary (other than the Preferred Stock);
(ix) redeem or repurchase (including by merger or otherwise) any capital stock of the Corporation or any Subsidiary (other than the Preferred Stock) other than (A) purchases of up to 10,000,000 shares of Common Stock in the aggregate and (B) purchases of up to 2,000,000 shares of Common Stock in the aggregate pursuant to bona fide employee benefit plans or arrangements approved by the Board from employees of the Corporation who are not directors or executive officers of the Corporation upon termination of employment with the Corporation (in each case, subject to adjustment for stock dividends, subdivisions, reclassifications, combinations or similar type events);

[6]	Five years and six months from the issue date.

[7]	Five years and six months from the issue date.

[8]	Thirty days from the issue date.

(x) amend the Certificate of Incorporation (whether by amendment, amalgamation, merger or otherwise) in a manner that would require stockholder approval or amend the by-laws of the Corporation, in a manner that materially adversely affects the rights of the Holders;
(xi) create, reclassify any shares of capital stock of the Corporation into or issue, any shares of capital stock having any preference or priority as to dividends or assets upon any Liquidation Event superior to, or on a parity with, any preference or priority of the Preferred Stock (it being understood and agreed that this clause (xi) shall not prohibit the issuance of capital stock, the proceeds from the sale of which are concurrently used to redeem the Preferred Stock in full);
(xii) adopt any Budget or approve or permit any material variances therefrom;
(xiii) make annual capital expenditures (including capital expenditures included in the Budget) in excess of $15,000,000 in the aggregate;
(xiv) incur, guarantee or prepay any Debt that would cause the Total Debt Ratio (each as defined in the Senior Notes Agreement as in effect on the Issue Date) to exceed 5.00 to 1;
(xv) take any action that would cause an Event of Default under the Senior Notes Agreement or any other agreement or instrument relating to indebtedness for borrowed money in excess of $10,000,000;
(xvi) take any action to liquidate, dissolve or wind up the Corporation;
(xvii) hire a new Chief Executive Officer of the Corporation;
(xviii) make any material changes in accounting standards or policies other than as required by generally accepted accounting principles; and
(xix) enter into any agreement to do any of the foregoing or cause or permit any Subsidiary of the Corporation directly or indirectly to do any of the foregoing.
(c) So long as the Permitted Holders in the aggregate own at least 50% of the shares of Preferred Stock issued on the Issue Date, on or prior to the date that is thirty (30) days before the end of each calendar year, the Chief Executive Officer of the Corporation shall present to the Board and Gores Radio Holdings, LLC an annual operating budget for the following calendar year. The budget as presented by the Chief Executive Officer of the Corporation shall become the budget (the “Budget”) for such calendar year only when approved in accordance with subparagraph 6(b). If the Budget is not approved for any calendar year prior to March 1 of such year in accordance with subparagraph 6(b), then the Budget for that calendar year shall be the Budget from the prior calendar year plus 5% (excluding the prior year’s extraordinary and nonrecurring items).

(d) So long as the Permitted Holders in the aggregate own at least 50% of the shares of Preferred Stock issued on the Issue Date, (i) the Holders, voting separately as a class, shall be entitled at each annual meeting of the stockholders of the Corporation or at any special meeting called for the purpose of electing directors to elect one (1) Class I director, one (1) Class II director and one (1) Class III director (the “Preferred Directors”); provided, that on the first date on which fewer than 66 2/3% of the shares of Preferred Stock issued on the Issue Date are outstanding, the Permitted Holders shall identify one of the existing Preferred Directors whose term shall immediately terminate (unless the number of Preferred Directors is reduced as a result of the election by the Corporation to force conversion of the Preferred Stock under subparagraph 5(b), in which case such Preferred Director’s term shall continue until the next special or annual meeting of stockholders of the Company called for the purpose of electing directors), and the Holders shall thereafter be entitled to elect two (2) directors (one from each Class other than the Class to which the terminated director belonged); (ii) the Board shall nominate for election as director at least one nominee proposed by the Holders of a majority of the outstanding shares of Preferred Stock then outstanding that is independent within the meaning of the listing standards contained in the New York Stock Exchange Listed Company Manual; (iii) the Vice Chairman of the Board shall be the director designated by a majority of the Preferred Directors; and (iv) the Chairman of the Board shall be the director designated by a majority of the Preferred Directors (who shall be neither a Preferred Director nor an independent director nominated for election to the Board by the Holders). At any time the Permitted Holders in the aggregate fail to own at least 50% of the shares of Preferred Stock issued on the Issue Date, the terms of the Preferred Directors shall immediately terminate (unless such failure to own the requisite percentage is as a result of the election by the Corporation to force conversion of the Preferred Stock under subparagraph 5(b), in which case such Preferred Director’s term shall continue until the next special or annual meeting of stockholders of the Company called for the purpose of electing directors). For the avoidance of doubt, at no time shall there be more than three (3) directors on the Board elected by the Holders under clause (i) of this subparagraph 6(d). The initial Preferred Directors shall be those Persons who are designated by the Permitted Holders on the Issue Date to serve until their successors are duly elected. Except as set forth above, a Preferred Director may only be removed by the vote of the holders of a majority of shares of the Preferred Stock then outstanding, at a vote of the then outstanding shares of Preferred Stock, voting as a single class, at a meeting called for such purpose (or by written consent in lieu of such a meeting). If for any reason a Preferred Director shall resign or otherwise be removed from the Board, then his or her replacement shall be a Person elected by the Holders of a majority of the shares of the Preferred Stock then outstanding, in accordance with the voting procedures set forth in this subparagraph 6(d).
The Secretary of the Corporation may, and, upon the written request of the Holders of record of 10% or more of the number of shares of the Preferred Stock then outstanding addressed to such Secretary at the principal office of the Corporation, shall, call a special meeting of the Holders for the election of the directors to be elected by them as hereinabove provided, to be held in the case of such written request within forty (40) days after delivery of such request, and in either case to be held at the place and upon the notice provided by Law and in the Corporation’s Bylaws for the holding of meetings of stockholders.

7. Preemptive Rights.
(a) For so long as the Permitted Holders own in the aggregate at least 50% of the Preferred Stock issued on the Issue Date, before any issuance by the Corporation of any Voting Stock (other than Excluded Stock) at a price less than $4.00 per share (subject to adjustment for stock dividends, subdivisions, reclassifications, combinations or similar type events), the Corporation shall give written notice (a “Preemptive Notice”) thereof to each Holder. The Preemptive Notice shall:
(i) specify the material terms of the security or securities to be issued (the “Preemptive Shares”), the proposed purchasers, the date of issuance (which date shall not be less than ten (10) nor more than twenty (20) Business Days after the date of delivery of the Preemptive Notice), the consideration that the Corporation will receive therefor and any other material term or condition of such issuance; and
(ii) contain an offer to sell to each Holder Preemptive Shares at the same price and for the same consideration to be paid by the purchaser, in an amount so that each such Holder shall maintain its fully diluted percentage interest in the total voting power of the Corporation.
(b) Each such Holder shall be entitled, by written notice to the Corporation not less than three (3) Business Days prior to the proposed date of issuance, to elect to purchase all or part of the Preemptive Shares offered to such Holder in the Preemptive Notice on the terms and conditions set forth therein. In the event that any such offer is accepted by any Holder, the Corporation shall sell to such Holder, and such Holder shall purchase from the Corporation for the consideration and on the terms set forth in the Preemptive Notice the securities that such Holder has elected to purchase on the same day it issues (or would have issued) the Preemptive Shares.
(c) If the Corporation does not proceed with the proposed issuance of capital stock specified in the Preemptive Notice on the terms and conditions set forth therein, then the provisions of this paragraph 7 shall again be in effect with respect to any subsequent issuance.
8. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
9. Severability of Provisions. If any right, preference or limitation of the Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of Law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

10. Status of Reacquired Shares. Shares of Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the Laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and, subject to the provisions hereof, may be redesignated and reissued.
11. Amendment. No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Corporation and Holders of a majority of the shares of Preferred Stock then outstanding. Any of the rights of the Holders set forth herein may be waived by the affirmative vote of Holders of a majority of the shares of Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

IN WITNESS WHEREOF, Westwood One, Inc. has caused this Certificate of Designations to be duly executed as of this [  ] day of [          ], 2008.

WESTWOOD ONE, INC.
By:
Name:
Title:

Annex A
NOTICE TO EXERCISE CONVERSION RIGHT
The undersigned, being a holder of the 7.50% Series A Convertible Preferred Stock of Westwood One, Inc. (the “Preferred Stock”) exercises the right to convert  _____  outstanding shares of Preferred Stock on  _____  ,  _____  , into shares of Common Stock of Westwood One, Inc., [upon the occurrence of [name consolidation or merger of the Corporation or sale of all or substantially all of the assets of the Corporation or reorganization of the Corporation] on or prior to [insert date]] in accordance with the terms of the shares of Preferred Stock, and directs that the shares issuable and deliverable upon the conversion be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below.
Dated: [At least one Business Day prior to the date fixed for conversion]
Fill in for registration of
shares of Common Stock
if to be issued otherwise
than to the registered
holder:

Name

Address

Please print name and	(Signature)
address, including postal
code number

Exhibit B
REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement (this “Agreement”) is made and entered into as of                     , 2008, among Westwood One, Inc., a Delaware corporation (the “Company”), and Gores Radio Holdings, LLC (together with its designees that are affiliates of The Gores Group, LLC, the “Purchasers”).
WHEREAS, the parties have agreed to enter into this Agreement in connection with, and as a condition to the Closing under the Purchase Agreement, dated as of February 25, 2008, among the Company and the Purchasers (the “Purchase Agreement”); and
WHEREAS, pursuant to the Purchase Agreement and concurrently with the execution of this Agreement, the Purchasers are acquiring from the Company shares of the Company’s 7.50% Series A Convertible Preferred Stock, par value $0.01 per share, and warrants to purchase shares of the Company’s common stock, par value $0.01 per share.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Company and the Purchasers agree as follows:
1. Definitions. In addition to the terms defined elsewhere in this Agreement, (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms have the meanings indicated:
“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.
“CBS” means CBS Radio Inc.
“CBS Registrable Securities” means the “Registrable Securities” as defined in the CBS Registration Rights Agreement.
“CBS Registration Rights Agreement” means the Registration Rights Agreement by and between the Company and CBS substantially in the form set forth as Exhibit D to the Master Agreement between the Company and CBS contained in the Company’s Definitive Proxy Statement, dated December 21, 2007.
“Holder” means any holder, from time to time, of Registrable Securities.
“Purchaser Request” means a written request from Holders that in the aggregate hold a majority of the Registrable Securities outstanding as of the date of such request.
“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference in such Prospectus.

“Registrable Securities” means any Common Stock (including Underlying Shares) issued or issuable to the Purchasers pursuant to the Transaction Documents, together with any securities issued or issuable upon any stock split, stock dividend or other distribution or in connection with a combination of shares, recapitalization, merger, consolidation or similar event with respect to the foregoing; provided, however, that Registrable Securities shall not include any securities a Holder is permitted to sell pursuant to Rule 144 without volume limitations or any other restrictions.
“Registration Statement” means any registration statement to be filed under the Exchange Act, that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included therein, all amendments and supplements to such Registration Statement, including pre- and post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.
“Rule 144,” “Rule 415,” “Rule 424” and “Rule 461” means Rule 144, Rule 415, Rule 424 and Rule 461, respectively, promulgated by the Commission pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 of the General Rules and Regulations promulgated under the Securities Act and that (a) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (b) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act (or any successor instruction or successor form).
2. Shelf Registration.
(a) If at any time the Company shall receive a Purchaser Request under this Section 2 that the Company file a shelf registration statement under the Securities Act, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and, subject to Section 4 below, shall prepare and file (as expeditiously as practicable, and in any event within 60 days of the receipt of the Purchaser Request) with the Commission a “Shelf” Registration Statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415; provided, however, that the Company shall have no obligation to file a Registration Statement pursuant to this Section 2 for less than the total amount of Registrable Securities then held by the Holders if (based on the current market prices) the remaining Registrable Securities owned by all Holders would not yield gross proceeds of at least $15,000,000. Such Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith as the Holders may consent) and shall contain (except if otherwise directed by the Holders) the “Plan of Distribution” attached hereto as Annex A.

The Company shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof, and in any event within 90 days of the filing thereof (or 120 days if the Commission has determined to review the applicable Registration Statement) or if the Company is a Well-Known Seasoned Issuer at time of receipt of a Purchaser Request, Company shall cause the Registration Statement to be filed pursuant to an Automatic Shelf Registration Statement and, subject to Section 4 below, shall use its reasonable best efforts to keep such Registration Statement continuously effective under the Securities Act until the earliest of (i) the fifth anniversary of the effective date of the Registration Statement, (ii) when all Registrable Securities covered by such Registration Statement have been sold and (iii) the date as of which each Holder is permitted to sell its Registrable Securities pursuant to Rule 144 without volume limitations or any other restrictions (the “Effectiveness Period”).
(b) Subject to Section 4, the Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the requisite period if it voluntarily takes any action that results in Holders of Registrable Securities covered thereby not being able to offer and sell such Registrable Securities during the Effectiveness Period, unless (i) such action is required by law or the applicable interpretations thereof by the Commission’s staff or (ii) such action is taken by the Company in good faith and for valid business reasons (which shall not include avoidance of its obligations hereunder), provided, that the Company on or prior to 45 days thereafter complies with the requirements of Section 6(j) to the extent permitted by law or interpretation by the Commission’s staff.
3. Demand Underwritten Registration.
(a) If at any time the Company shall receive a Purchaser Request that the Company file a registration statement under the Securities Act or prepare a prospectus supplement to an effective Shelf Registration Statement filed pursuant to Section 2 above in order to effect an underwritten offering, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and, subject to Section 4 below, shall prepare and file (as expeditiously as reasonably practicable, and in any event within 60 days after the date the Company receives the Purchaser Request) a Registration Statement with respect to all Registrable Securities that the Holders request to be registered (which shall be on Form S-3 or other available form designated by the underwriters) and use its reasonable best efforts to (x) cause such Registration Statement to become effective and (y) keep such Registration Statement continuously effective under the Securities Act for a period of not less than 120 days or such shorter period as is necessary to complete the distribution of the Registrable Securities covered by such Registration Statement.

(b) If the Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 3 and the Company shall include such information in the written notice referred to in Section 3(a). In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided below. A majority in interest of the Holders of Registrable Securities participating in the underwriting shall select the managing underwriter or underwriters in such underwriting subject to the reasonable approval of the Company. All Holders proposing to distribute their securities through such underwriting shall, together with the Company as provided in Section 6(n), enter into an underwriting agreement in customary form with the underwriter or underwriters so selected for such underwriting by a majority in interest of such Holders; provided, however, that the Holders (or any of their assignees) shall not be required by the Company to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Section 3, if the underwriter advises a Holder that marketing factors require a limitation of the number of shares to be underwritten, then the Holder shall so advise the Company and the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated as follows: (i) first, among Holders of Registrable Securities that have elected to participate in such underwritten offering and CBS to the extent, but only to the extent, CBS elects to participate in such underwritten offering pursuant to the CBS Registration Rights Agreement, in proportion (as nearly as practicable) to the aggregate amount of Registrable Securities held by all such Holders and the amount of CBS Registrable Securities held by CBS, until such Holders have included in the underwriting all shares requested by such holders to be included, and (ii) thereafter, among all other holders of Common Stock, if any, that have the right and have elected to participate in such underwritten offering, in proportion (as nearly as practicable) to the amount of shares of Common Stock owned by such holders. Without the consent of a majority in interest of the Holders of Registrable Securities participating in a registration referred to in Section 3(a), no securities other than Registrable Securities and the CBS Registrable Securities shall be covered by such registration if the inclusion of such other securities would result in a reduction of the number of Registrable Securities covered by such registration or included in any underwriting or if, in the opinion of the managing underwriter, the inclusion of such other securities would adversely impact the marketing of such offering.
(c) The Company shall be obligated to effect only four registrations (and only if such registration would include Registrable Securities with an aggregate value of at least $15,000,000, calculated using the stated offering price disclosed on the cover of the final prospectus covering such Registrable Securities) pursuant to a Purchaser Request under this Section 3 (except as provided in the next sentence, an offering that is not consummated and an offering pursuant to Section 2 above shall not be counted for this purpose); provided, that no more than two Purchaser Requests shall be made in any 12-month period. The registration of Registrable Securities under this Section 3 shall not be deemed to have been requested unless such registration becomes effective (provided that if, within 120 days after it has become effective, the offering of Registrable Securities pursuant to such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, such registration will be deemed not to have become effective unless 80% of such Registrable Securities have been sold pursuant to such registration), and if the registration has remained effective for 120 days without such interference such registration shall be deemed to have been requested regardless of whether any of the Registrable Securities are ultimately sold pursuant to such registration. In addition to the foregoing, if CBS participates in a registration of Registrable Securities under this Section 3, such registration shall not be deemed to have been requested unless 80% of the Registrable Securities originally requested by the Holders to be included in such registration have been sold pursuant to such registration. The Company may grant piggyback registration rights with respect to any registration statement demanded pursuant to this Section 3, provided that any such rights shall be subject to the priority of Holders’ rights under this Section 3.

4. Postponement; Suspension. If at the time a request for registration is made pursuant to Section 2 or Section 3, or at any time during the Effectiveness Period, the Company is in the process of or desires to register securities under the Securities Act for sale by it or has pending or in process a material transaction, the disclosure of which would, in the good faith judgment of the Board of Directors of the Company, materially and adversely affect the Company, the Company may defer the filing (but not the preparation) of the requested Registration Statement, or suspend the use of the Shelf Registration Statement, as the case may be (a) in the case of another registration statement in process, until the filing or abandonment of such registration statement but in no event longer than 105 days, and (b) in the case of a material transaction, for up to 105 days (but the Company shall use its reasonable best efforts to resolve the transaction and file the Registration Statement as soon as practicable); provided, however, that the Company may not utilize this right more than once in any 12-month period.
5. Piggy-Back Registrations.
(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-8 (or similar or successor form) relating solely to the sale of securities to participants in a Company stock plan or to other compensatory arrangements to the extent includable on Form S-8 (or similar or successor form), or a registration on Form S-4 (or similar or successor form)), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 30 days after mailing of such notice by the Company in accordance with Section 10(g) below, the Company shall use its reasonable best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have no obligation under this Section 5 to make any offering of its securities, or to complete an offering of its securities that it proposes to make. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to this Section 5(a). All Holders requesting to distribute their securities through such underwriting shall, together with the Company as provided in Section 6(n), enter into an underwriting agreement in customary form with the underwriter or underwriters for such underwriting; provided, however, that the Holders (or any of their assignees) shall not be required by the Company to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be limited to an amount equal to the net proceeds from the offering received by such Holder.

(b) If the registration under this Section 5 is an underwritten registration on behalf of holders of securities of the Company other than the Holders, and if the underwriter advises the Company that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto. The number of shares, including Registrable Securities, that may be included in the registration and underwriting shall be allocated as follows: (i) first, among holders of securities requesting such registration in proportion (as nearly as practicable) to the amount of registrable securities held by such holders, (ii) second, among all of the Holders of Registrable Securities that have elected to participate in such underwritten offering and CBS, if CBS is not the holder requesting such registration, to the extent, but only to the extent, CBS elects to participate in such underwritten offering pursuant to the CBS Registration Rights Agreement, in proportion (as nearly as practicable) to the amount of Registrable Securities held by such Holders and the amount of CBS Registrable Securities held by CBS and (iii) thereafter, among all other holders of Common Stock, if any, that have the right and have elected to participate in such underwritten offering, in proportion (as nearly as practicable) to the amount of shares of Common Stock owned by such holders.
(c) If the registration under this Section 5 is an underwritten registration on behalf of the Company and if the underwriter advises a Holder that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting. The Holder shall so advise the Company and the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto. The number of shares, including Registrable Securities, that may be included in the registration and underwriting shall be allocated as follows: (i) first, the securities that the Company proposes to sell, (ii) second, among Holders of Registrable Securities that have elected to participate in such underwritten offering and CBS to the extent, but only to the extent, CBS elects to participate in such underwritten offering pursuant to the CBS Registration Rights Agreement, in proportion (as nearly as practicable) to the aggregate amount of Registrable Securities held by all such holders and the amount of CBS Registrable Securities held by CBS, until such holders have included in the underwriting all shares requested by such holders to be included, and (iii) thereafter, among all other holders of Common Stock, if any, that have the right and have elected to participate in such underwritten offering, in proportion (as nearly as practicable) to the amount of shares of Common Stock owned by such holders.
(d) Each Holder agrees that if a managing underwriter reasonably determines it is necessary in order to effect such underwritten public offering, at such managing underwriter’s request, such Holder will agree not to publicly sell any shares of Registrable Securities that are not included in an underwritten public offering described in this Section 5 for a period, not to exceed the lesser of (a) 120 days and (b) the number of days that the Company, any director or officer or any other selling stockholder is similarly restricted; provided that if any such Person is released from its obligations to not publicly sell, then all Holders shall be released from their obligations under this Section 5(d) to the same extent.

6. Registration Procedures. In connection with the Company’s registration obligations hereunder, the Company shall:
(a) Not less than three Trading Days before the filing of each Registration Statement or any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to the Holders and Purchaser Counsel copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Holders and Purchaser Counsel, and (ii) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file such a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Holders of a majority of the Registrable Securities shall reasonably object.
(b) (i) Prepare and file with the Commission such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably practicable, and in any event within 15 Trading Days (or 20 Trading Days in the case of initial comments), to any comments received from the Commission with respect to any Registration Statement or any amendment thereto and as promptly as reasonably practicable provide the Holders and Purchaser Counsel true and complete copies of all correspondence from and to the Commission relating to a Registration Statement; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in the applicable Registration Statement as so amended or in such Prospectus as so supplemented.
(c) Notify the Holders of Registrable Securities to be sold and Purchaser Counsel as promptly as reasonably possible, and (if requested by any such Person) confirm such notice in writing no later than one Trading Day thereafter, of any of the following events: (i) the Commission notifies the Company whether there will be a “review” of any Registration Statement; (ii) the Commission comments in writing on any Registration Statement (in which case the Company shall deliver to each Holder a copy of such comments and of all written responses thereto); (iii) any Registration Statement or any post-effective amendment is declared effective; (iv) the Commission or any other Federal or state governmental authority requests any amendment or supplement to a Registration Statement or Prospectus or requests additional information related thereto; (v) the Commission issues any stop order suspending the effectiveness of any Registration Statement or initiates any Proceedings for that purpose; (vi) the Company receives notice of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threat of any Proceeding for such purpose; or (vii) the financial statements included in any Registration Statement become ineligible for inclusion therein or any statement made in any Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference is untrue in any material respect or any revision to a Registration Statement, Prospectus or other document is required so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Use its reasonable best efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of any Registration Statement or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as expeditiously as reasonably practicable.
(e) Furnish to each Holder and Purchaser Counsel, without charge, at least one conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission.
(f) Promptly deliver to each Holder and Purchaser Counsel, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request. Subject to Section 10(f), the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.
(g) In the time and manner required by each Trading Market, if at all, prepare and file with such Trading Market an additional shares listing application covering all of the Registrable Securities; (ii) take all steps necessary to cause such Registrable Securities to be approved for listing on each Trading Market as soon as reasonably practicable thereafter; (iii) to the extent available to the Company, provide to the Holders evidence of such listing; and (iv) maintain the listing of such Registrable Securities on each such Trading Market.
(h) Before any public offering of Registrable Securities, use its reasonable best efforts to register or qualify or cooperate with the selling Holders and Purchaser Counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky Laws of such jurisdictions within the United States as any Holder requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement.
(i) Cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holders may request.

(j) Upon the occurrence of any event described in Section 6(c)(iv) through (vii), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to such a Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither such Registration Statement nor its related Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(k) Cooperate with any due diligence investigation undertaken by the Holders in connection with the sale of Registrable Securities, including by making available any documents and information; provided, that the Company will not deliver or make available to any Holder material, nonpublic information unless such Holder specifically requests in advance to receive material, nonpublic information and such Holder executes a nondisclosure agreement reasonably acceptable to the Company.
(l) If Holders of a majority of the Registrable Securities being offered pursuant to a Registration Statement select underwriters for the offering, the Company shall enter into and perform its obligations under an underwriting agreement, in usual and customary form, including by providing customary legal opinions, comfort letters and indemnification and contribution obligations.
(m) Comply in all material respects with all applicable rules and regulations of the Commission and make generally available to its stockholders a consolidated earnings statement (which need not be audited) for the 12 months beginning after the effective date of a Registration Statement that satisfies the requirements of an earnings statement under Section 11(a) of the Securities Act as soon as reasonably practicable after the end of such period.
(n) Enter into such customary agreements (including, if requested, an underwriting agreement in customary form) and take all such other customary actions, if any, as Holders holding a majority of the Registrable Securities being sold or the managing underwriters (if any) shall reasonably request in order to facilitate any disposition of Registrable Securities pursuant to such Registration Statement. If requested by Holders holding a majority of the Registrable Securities being sold, their counsel or the managing underwriters (if any) in connection with such Registration Statement, use its reasonable best efforts to cause (i) its counsel to deliver an opinion relating to the Shelf Registration Statement and Registrable Securities, as applicable, in customary form, (ii) its officers to execute and deliver all customary documents and certificates requested by Holders holding a majority of the Registrable Securities being sold, their counsel of the managing underwriters (if any) and (iii) its independent public accountants to provide a comfort letter or letters in customary form, subject to receipt of appropriate documentation as contemplated, and only if permitted, by Statement of Auditing Standards No. 72 or any successor accounting standard.

(o) Make reasonably available for inspection during normal business hours at the offices where normally kept by a representative of, and counsel acting for, Holders holding a majority of the Registrable Securities being sold and any underwriter participating in any disposition of Registrable Securities pursuant to such Registration Statement, all relevant financial and other records and pertinent corporate documents and properties of the Company and use its reasonable best efforts to have its officers, directors, employees, accountants and counsel supply all relevant information reasonably requested by such representative, such counsel or any such underwriter in connection with such Registration Statement, in either case to the extent reasonably requested by such representative, such counsel or underwriter for the purpose of conducting customary due diligence with respect to the Company.
(p) If any broker-dealer registered under the Exchange Act shall underwrite any transfer of Registrable Securities or participate as a member of an underwriting syndicate or selling group or “assist in the distribution” (within the meaning of the Rules of Conduct (the “Rules of Conduct”) of the Financial Industry Regulatory Authority (“FINRA”)), whether as a holder of such Registrable Securities or as an underwriter, a placement or sales agent or a broker or dealer in respect thereof, or otherwise, assist such broker-dealer in complying with the requirements of such Rules of Conduct by (if such Rules of Conduct shall so require) engaging a “qualified independent underwriter” (as defined in such Rules of Conduct) to participate in the preparation of the registration statement relating to such Registrable Securities.
(q) Use its reasonable best efforts to make available executive officers of the Company to participate with the Holders and any underwriters in any “road shows” or other selling efforts that may be reasonably requested by the Holders in connection with the methods of distribution for the Registrable Securities.
7. Registration Expenses. All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company. The fees and expenses referred to in the foregoing sentence shall include (a) all registration and filing fees (including fees and expenses (i) with respect to filings required to be made with any Trading Market, (ii) in compliance with applicable state securities or Blue Sky Laws (including fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the Laws of such jurisdictions as requested by the Holders) and (iii) FINRA fees and expenses), (b) all expenses relating to the preparation, printing, distribution and reproduction of each registration statement required to be filed hereunder, each prospectus included therein or prepared for distribution pursuant hereto, each amendment or supplement to the foregoing, the certificates representing the Registrable Securities and all other documents relating thereto, (c) messenger, telephone and delivery expenses, (d) fees and disbursements of counsel and independent registered public accounting firm for the Company (including the expenses of any opinions or “cold comfort” letters required by or incident to such performance and compliance), (e) the reasonable fees and disbursement of one counsel for the Holders; (f) reasonable fees, disbursements and expenses of any “qualified independent underwriter” engaged pursuant to Section 6(p); and (g) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. The Company shall not be required to pay stock transfer taxes or underwriters’ discounts or commissions related to Registrable Securities. The obligation of the Company to bear the fees and expenses described in clauses (b), (d) and (e) (in the case of (d) and (e), with respect to counsel only) of this Section 7 shall apply whether or not any Registrable Securities are sold pursuant to a Registration Statement; provided, however, that the fees and expenses described in this Section 7 for any supplements or amendments to a Registration Statement or Prospectus solely resulting from a misstatement furnished in writing to the Company for inclusion therein by or on behalf of a Holder shall be borne by such Holder.

Notwithstanding the foregoing, the provisions of this Section 7 shall be deemed amended to the extent necessary to cause these provisions to comply with “blue sky” laws of each state or the securities laws of any jurisdiction in the United States and its territories in which the offering is made.
8. Indemnification.
(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, partners, members, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Common Stock), investment advisors and employees of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable Law, from and against any and all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based upon information regarding such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved in writing by such Holder expressly for use in a Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 6(c)(v)-(vii), the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and before the receipt by such Holder of the Advice contemplated in Section 10(f). The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.
(b) Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable Law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review), arising solely out of any untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by or on behalf of such Holder to the Company specifically for inclusion in such Registration Statement or such Prospectus. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the engagement of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially adversely prejudiced the Indemnifying Party.
An Indemnified Party shall have the right to engage separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding; (iii) the Indemnifying Party shall have failed promptly to engage counsel reasonably satisfactory to such Indemnified Party in any such Proceeding (in each case, only with respect to such Indemnified Party); or (iv) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party or any of its Affiliates, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party or such Affiliates (in which case, under any of clauses (i) through (iv), such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding.
All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within 10 Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder.

(d) Contribution. If a claim for indemnification under Section 8(a) or 8(b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 8(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.
The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8(d), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount such Holder would otherwise have been required to pay under Section 8(b) had indemnification been available. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
The indemnity and contribution agreements contained in this Section are in addition to any liability which any party may have to any other party.
9. Current Public Information. At all times the Company will file all reports required to be filed by it under the Securities Act and the Exchange Act, and will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required to enable such Holders to sell Registrable Securities pursuant to Rule 144.
10. Miscellaneous.
(a) Remedies. In the event of a breach by the Company or by a Holder of any of their obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by Law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and each Holder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at Law would be adequate.

(b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of a majority of the then outstanding Registrable Securities. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of certain Holders and that does not directly or indirectly affect the rights of other Holders may be given by the Holders of at least a majority of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence.
(c) No Other Registration Rights Agreements. Except for the CBS Registration Rights Agreement and any registration rights on Form S-8 in favor of Thomas F.X. Beusse related to the options granted by the Company to Mr. Beusse under the Stand-Alone Stock Option Agreement, dated as of January 8, 2008, between the Company and Mr. Beusse, neither the Company nor any Subsidiary has previously entered into any contract granting any registration rights with respect to any of its securities to any Person that have not been satisfied in full.
(d) No Piggyback on Registrations. Except as and to the extent specified in Schedule 3.1(g) to the Purchase Agreement, neither the Company nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of the Company in a Registration Statement other than the Registrable Securities, and the Company shall not after the date hereof enter into any contract providing any such right to any of its security holders.
(e) Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to a Registration Statement.
(f) Discontinued Disposition. Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 6(c)(iv) through 6(c)(vii), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 6(j), or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.
(g) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section before 5:30 p.m. (New York City time) on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Trading Day following the date of sending, if sent by nationally recognized overnight courier service, specifying next business day delivery or (iv) upon actual receipt by the party to whom such notice is required to be given if delivered by hand. The address and facsimile numbers for such notices and communications shall be as set forth in the Purchase Agreement.

(h) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign its rights or obligations hereunder without the prior written consent of the majority of the Holders. Each Holder may assign its rights and obligations hereunder in the manner and to the extent permitted under the Purchase Agreement; provided that the assignee of such Holders acquires at least 2,000,000 shares of the Common Stock constituting Registrable Securities held by the transferring Holder, and, provided further, that the Company is given written notice by the transferor of such transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned. References to a Person are also to its permitted successors and assigns.
(i) Construction. The headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. Any contract, statute or rule defined or referred to herein means such contract, statute or rule as from time to time amended, modified or supplemented, including (in the case of contracts) by waiver or consent and (in the case of statutes or rules) by succession of comparable successor statutes or rules and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
(j) Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. If any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

(k) Governing Law; Venue; Waiver Of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state and U.S. federal courts sitting in the City of New York, Borough of Manhattan. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and U.S. federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement or any of the transaction documents or the transactions. If either party shall commence a proceeding to enforce any provisions of this agreement or any transaction document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.
(l) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.
(m) Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision that is a reasonable substitute therefor and effects the original intent of the parties as closely as possible, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
(n) No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Related Person is an intended third party beneficiary of Section 7 and (in each case) may enforce the provisions of Section 7 directly against the parties with obligations thereunder.
(o) No Limitation on Convertible Securities. Nothing in this Agreement shall operate to limit the right of any Holder to request the registration of Registrable Securities issuable upon conversion, exchange or exercise of securities held by such Holder notwithstanding the fact that at the time of such request, such Holder does not hold the Registrable Securities underlying such securities.

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

WESTWOOD ONE, INC.

By:
Name:

Title:

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GORES RADIO HOLDINGS, LLC

By: THE GORES GROUP LLC, its managing member

By:
Name:

Title:

Annex A
Plan of Distribution
The selling stockholders, including their pledgees, donees, transferees, beneficiaries or other successors in interest, may from time to time offer some or all of the shares of common stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.
The selling stockholders will not pay any of the costs, expenses and fees in connection with the registration and sale of the shares covered by this prospectus, but they will pay all discounts, commissions or brokers’ fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to sales of the shares. We will not receive any proceeds from the sale of the shares of our common stock covered hereby.
The selling stockholders may sell the shares of common stock covered by this prospectus from time to time, and may also decide not to sell all or any of the shares that they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may sell shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling stockholders in one or more types of transactions, which may include:
•	purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent;

•	one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

•	short sales or transactions to cover short sales relating to the shares;

•	one or more exchanges or over the counter market transactions;

•	through distribution by a selling stockholder or its successor in interest to its members, partners or shareholders;

•	privately negotiated transactions;

•	the writing of options, whether the options are listed on an options exchange or otherwise;

•	distributions to creditors and equity holders of the selling stockholders; and

•	any combination of the foregoing, or any other available means allowable under applicable law.
A selling stockholder may also resell all or a portion of its securities in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) provided it meets the criteria and conforms to the requirements of Rule 144.
The selling stockholders may enter into sale, forward sale and derivative transactions with third parties, or may sell shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those sale, forward sale or derivative transactions, the third parties may sell shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the common stock. The third parties also may use shares received under those sale, forward sale or derivative arrangements or shares pledged by the selling stockholder or borrowed from the selling stockholders or others to settle such third-party sales or to close out any related open borrowings of common stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).
In addition, the selling stockholders may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and redeliver shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling stockholders’ securities or in connection with the offering of other securities not covered by this prospectus.

To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, offering or a purchase by a broker or dealer. The applicable prospectus supplement will set forth the specific terms of the offering of securities, including:
•	the number of shares of common stock offered;

•	the price of such shares of common stock;

•	the proceeds to the selling stockholders from the sale of such shares;

•	the names of the underwriters or agents, if any;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.
The selling stockholders may, or may authorize underwriters, dealers and agents to, solicit offers from specified institutions to purchase shares of common stock from the selling stockholders at the public offering price listed in the applicable prospectus supplement. These sales may be made under “delayed delivery contracts” or other purchase contracts that provide for payment and delivery on a specified future date. Any contracts like this will be described in and be subject to the conditions listed in the applicable prospectus supplement.
Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.
In connection with sales of our common stock covered hereby, the selling stockholders and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act. Accordingly, any profits realized by the selling stockholders and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Because the selling stockholders may be deemed to be “underwriters” under the Securities Act, the selling stockholders must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act.
We and the selling stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, we or the selling stockholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling stockholders or their affiliates in the ordinary course of business.

The selling stockholders will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. These restrictions may affect the marketability of such shares.
In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available. In addition, any shares of a selling stockholder covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.
In connection with an offering of common stock under this prospectus, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock offered under this prospectus. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange or another securities exchange or automated quotation system, or in the over-the-counter market or otherwise.

Exhibit C
WARRANT
NEITHER THESE SECURITIES NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND, ACCORDINGLY CANNOT BE OFFERED, SOLD OR TRANSFERRED UNLESS AND UNTIL THEY ARE SO REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS EXEMPTION IS THEN AVAILABLE UNDER SUCH ACT AND SUCH LAWS. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION MAY BE PLEDGED TO A BANK OR FINANCIAL LENDING INSTITUTION IN CONNECTION WITH A BONA FIDE LOAN.
THESE SECURITIES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER CONTAINED IN A PURCHASE AGREEMENT, DATED AS OF FEBRUARY 25, 2008 (THE “PURCHASE AGREEMENT”), AMONG THE COMPANY AND THE PURCHASERS SIGNATORY THERETO. ANY TRANSFER IN VIOLATION OF THE TERMS OF THE PURCHASE AGREEMENT SHALL BE NULL AND VOID AB INITIO.

No. W-	Warrant initially to Purchase _____ Shares
WESTWOOD ONE, INC.
STOCK SUBSCRIPTION WARRANT
THIS CERTIFIES that, for value received, [  _____  ] or its successors and assigns (“Holder”) is entitled to purchase from Westwood One, Inc., a Delaware corporation (the “Company”), at the initial price of $[5.00/6.00/7.00] per share (the “Warrant Purchase Price”),  _____  fully paid and nonassessable shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company. This Warrant is issued pursuant to the Purchase Agreement.
This Warrant is subject to the following provisions, terms and conditions:

1. Exercise; Issuance of Certificates; Payment for Shares.
(a)  The rights represented by this Warrant may be exercised by the Holder, in whole or from time to time in part (but not as to a fractional share of Common Stock) at any time on or prior to 5:00 P.M., New York time, on  _____  , 2012 (the “Expiration Date”) and, subject to paragraphs 1(b) and (d), by payment to the Company by wire transfer, check or bank draft of the purchase price for such shares of Common Stock.
(b) In addition to and without limiting the rights of each Holder under paragraph 1(a), at each Holder’s option, this Warrant may be exercised by being exchanged in whole or from time to time in part at any time on or prior to the Expiration Date, for a number of shares of Common Stock having an aggregate Current Market Price (as hereinafter defined) on the date of such exercise equal to the difference between (x) the Current Market Price of the number of shares of Common Stock subject to this Warrant designated by the Holder on the date of the exercise (the “Designated Number of Shares”) and (y) the aggregate Warrant Purchase Price for such shares in effect at such time.
Upon any such exercise, the number of shares of Common Stock purchasable upon exercise of this Warrant shall be reduced by the Designated Number of Shares. No payment of any cash or other consideration to the Company shall be required from the Holder (or its designee) in connection with any exercise of this Warrant by exchange pursuant to this paragraph 1(b). Such exchange shall be effective upon the date of receipt by the Company of the Exercise Notice (defined below) and of the Warrant surrendered for cancellation, or at such later date as may be specified in such Exercise Notice. No fractional shares arising out of the above formula for determining the number of shares issuable in such exchange shall be issued, and the Company shall in lieu thereof make payment to the Holder of cash in the amount of such fraction multiplied by the Current Market Price of a share of Common Stock on the date of the exchange.
(c) If a balance of purchasable shares of Common Stock remains after any partial exercise of this Warrant, the Company shall execute and deliver to the Holder (or its designee) a new Warrant for such balance of shares.
(d) In order to exercise this Warrant, the Holder shall (i) deliver to the Company at the principal office of the Company at 40 West 57th Street, 5th Floor, New York, New York 10019, or such other office or agency of the Company in the United States of America as it may designate by notice in writing to the Holder at the address appearing on the books of the Company, a written notice of the Holder’s election to exercise this Warrant (an “Exercise Notice”) substantially in the form attached to this Warrant, which Exercise Notice shall specify the number of shares of Common Stock to be purchased, (ii) surrender this Warrant (properly endorsed if required) and (iii) if exercised pursuant to paragraph 1(a) above, pay to the Company the Warrant Purchase Price applicable to the shares of Common Stock to be purchased. At the Holder’s option, an Exercise Notice may be conditioned on any of the events in suparagraphs 3(e)(1)-(5). The shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the Holder (or its designee) as the record owner of such shares as of the close of business on the date on which the Company has received such Exercise Notice, this Warrant shall have been surrendered and, if applicable, payment made for such shares.

Certificates for the shares of Common Stock so purchased shall be delivered (or caused to be delivered) to the Holder within a reasonable time, not exceeding five (5) Business Days, after this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of shares of Common Stock, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder (or its designees) within such time.
(e) In addition to any other rights available to a Holder, if the Company fails to deliver to the Holder a certificate representing shares of Common Stock purchased upon exercise of this Warrant by the fifth (5th) Business Day after the date on which delivery of such certificate is required by this Warrant, and if after such fifth (5th) Business Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock that the Holder anticipated receiving from the Company (the “Covering Shares”), then the Company shall, within five (5) Business Days after the Holder’s request, promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock purchased upon exercise of this Warrant and pay cash to the Holder in an amount equal to the excess (if any) of the Holder’s total purchase price (including brokerage commissions, if any) for the Covering Shares, over the product of (A) the number of Covering Shares, times (B) the Closing Price on the date of the event giving rise to the Company’s obligation to deliver such certificate.
2. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that (a) all shares of Common Stock issued upon the exercise of this Warrant will, upon issuance, be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances and shall not be subject to preemptive rights or similar rights of stockholders; (b) without limiting the generality of the foregoing, the Company will from time to time take all action necessary to assure that the par value per share of the Common Stock is at all times less than the then effective Warrant Purchase Price; (c) at all times during the period during which this Warrant may be exercised, the Company will take all action necessary to assure that it has authorized, and reserved for the purpose of issue or transfer upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise this Warrant in full; (d) the Company will take all action necessary to assure that shares of Common Stock may validly and legally be issued upon exercise of the Warrants and in compliance with the requirements of all Laws and any securities exchange upon which the Common Stock may be listed; and (e) the Company will not take any action that could result in any adjustment hereunder if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant in full, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company’s Certificate of Incorporation.

3. Warrant Purchase Price. The number of shares of Common Stock issuable upon exercise of this Warrant (the “Warrant Shares”) are subject to adjustment as follows:
(a) Adjustment for Change in Capital Stock.
If the Company:
(1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;
(2) subdivides its outstanding shares of Common Stock into a greater number of shares; or
(3) combines its outstanding shares of Common Stock into a smaller number of shares.
then the number of Warrant Shares issuable upon exercise of the Warrant immediately prior to such action shall be proportionately adjusted so that the Holder may receive the aggregate number and kind of shares of capital stock of the Company that the Holder would have owned immediately following such action if the Warrant had been exercised immediately prior to such action.
The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision or combination.
(b) Extraordinary Distributions. If the Company distributes to all holders of its Common Stock any of its assets (including but not limited to cash), securities, or any rights or warrants to purchase securities (including but not limited to Common Stock) of the Company, other than (x) as described in paragraph 3(a) or 3(c) or (y) regular quarterly or other periodic dividends not exceeding, in any fiscal year, ten percent of net income of the preceding fiscal year (any such non-excluded event being referred to herein as an “Extraordinary Distribution”), then the Warrant Purchase Price shall be decreased, effective immediately after the record or other effective date of such Extraordinary Distribution, by the amount of cash and/or fair market value (as determined in good faith by the Board of Directors) of any securities or assets paid on each share of Common Stock in respect of such Extraordinary Distribution.

(c) Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation (where there is a change in or distribution with respect to the Common Stock) (collectively, a “Reorganization”), shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets (including, without limitation, cash) with respect to or in exchange for Common Stock, then, prior to such Reorganization, lawful and adequate provisions shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Warrant (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable upon the exercise hereof had such Reorganization not taken place), such shares of stock, securities or assets (including, without limitation, cash) as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable upon the exercise hereof had such Reorganization not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Warrant Purchase Price and of the number of Warrant Shares) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.
The Company will not effect any such Reorganization unless prior to the consummation thereof the successor corporation (if other than the Company) shall assume by written instrument, the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase.
(d) Notice of Adjustment. Upon any adjustment required by this paragraph 3, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to each Holder at the address shown on the books of the Company, which notice shall state in reasonable detail the facts requiring such adjustment (including the method of calculation) and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of this Warrant.
(e) Other Notices. In case at any time:
(1) the Company shall declare any cash dividend upon Common Stock;
(2) the Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of Common Stock;
(3) the Company shall offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or other securities or rights;
(4) there shall be any Reorganization; or
(5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company (collectively, “Dissolution”);

then the Company shall give, by first class mail, postage prepaid, addressed to the Holder at the address shown on the books of the Company (i) at least ten (10) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Reorganization or Dissolution, and (ii) in the case of any such Reorganization or Dissolution, at least fifteen (15) Business Days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Reorganization or Dissolution, as the case may be.
(f) Certain Events. If any event occurs as to which, in the good faith opinion of the Board of Directors, the other provisions of this paragraph 3 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights, but in no event shall any such adjustment have the effect of increasing the Warrant Purchase Price.
4. Financial and Other Information. Without duplication of any document or information provided to the Holder pursuant to the Purchase Agreement, the Company shall send, by electronic transmission (with confirmed delivery), addressed to each Holder at the address of such Holder as shown on the books of the Company:
(1) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its stockholders;
(2) all reports that it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission); and
(3) promptly upon transmission thereof, all information with respect to any tender offer for shares of the Company as it shall send to its stockholders.
5. Registration. If any shares of Common Stock required to be reserved for purposes of exercise of Warrants hereunder require registration or qualification with or approval of any Governmental Authority (other than under any state securities law), before such shares may be issued upon such exercise, the Company will, at its expense, in good faith and as expeditiously as possible, use its reasonable best efforts to cause such shares to be duly registered or approved or listed on the relevant domestic securities exchange, as the case may be.

6. Issue Tax. The issuance of certificates for shares of Common Stock upon the exercise of Warrants shall be made without charge to the exercising Holder for any issuance or stamp tax in respect thereof, provided, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the exercising Holder, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the reasonable satisfaction of the Company that such tax has been or will be paid.
7. Closing of Books. The Company will at no time close its transfer books against the transfer of any Warrant or of any shares of Common Stock issued or issuable upon the exercise of any Warrant in any manner that interferes with the timely exercise of this Warrant.
8. Mutilated or Missing Warrant Certificates. If any mutilated Warrant is surrendered to the Company, or the Company receives evidence to their reasonable satisfaction of the destruction, loss or theft of any Warrant, the Company shall issue, without charge, a replacement Warrant. Applicants for such substitute Warrant shall also comply with such other reasonable regulations as the Company may in good faith prescribe. If required by the Company, an indemnity must be supplied by the holder of such Warrant that is sufficient in the reasonable judgment of the Company to protect the Company from any loss that it may suffer if a Warrant is replaced.
9. No Stockholder Rights. This Warrant shall not entitle any Holder, as long as this Warrant is not exercised, to any voting rights or other rights as a stockholder of the Company, including, without limitation, the right other than specifically set forth herein to receive dividends and other distributions, to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company.
10. Warrants Transferable. This Warrant is subject to certain restrictions on transfer set forth in the Purchase Agreement. Any transfer in violation of those restrictions shall be null and void ab initio. A transfer of this Warrant and all rights hereunder not prohibited by the Purchase Agreement may be made, in whole or in part, without charge to the Holder transferring such Warrant, at the office or agency of the Company referred to in paragraph 1 by such Holder in person or by duly authorized attorney, upon surrender of this Warrant, properly endorsed; provided, that any such transfer shall be made in compliance with the Act. It is understood that the Company will cause to be placed upon certificates for shares of Common Stock issued upon the exercise hereof, a legend similar to the legend appearing on the first page of this Warrant.

11. Warrants Exchangeable for Different Denominations. Subject to compliance with the applicable provisions of this Warrant, this Warrant is exchangeable, upon the surrender hereof by each Holder at the office or agency of the Company referred to in paragraph 1, for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by each Holder at the time of such surrender.
12. Descriptive Headings and Governing Law. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part hereof. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal Laws of the state of New York. Each of the Company and the Holder agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions (whether brought against the Holder or the Company, as the case may be, or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state and U.S. federal courts sitting in the city of New York, borough of Manhattan. Each of the Company and the Holder hereby irrevocably submits to the exclusive jurisdiction of the state and U.S. federal courts sitting in the city of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Warrant), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each of the Company and the Holder hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. Each of the Company and the Holder hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Warrant. If either the Company or the Holder shall commence a proceeding to enforce any provisions of this Warrant, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.
13. Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings indicated:

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person. Without limiting the foregoing with respect to a Holder, any investment fund, managed account or investment Person that is managed by the same investment manager (or an Affiliate of such investment manager) as such Holder will be deemed to be an Affiliate of such Holder.
“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York City are authorized or required by Law or the action of any Governmental Authority to close.
“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed on a Trading Market, the last sales price (regular way) or the average of the last bid and ask prices, as applicable, per share of Common Stock for such date (or the nearest preceding date that is a Trading Day) on such Trading Market on which the Common Stock is then listed; or (b) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company.
“Current Market Price” means the average of the Closing Prices for the five (5) Trading Days immediately prior to (but not including) the date on which this Warrant is exercised by the Holder.
“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Governmental Authority” means any United States federal, state, provincial, supranational, county or local or any foreign government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal, or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.
“Laws” means any foreign, federal, state or local statute, law (including common law), rule, ordinance, code or regulation, any Order, and any regulation, rule, interpretation, guidance, directive, policy statement or opinion of any Governmental Authority.
“Person” means an individual or corporation, partnership, limited partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Authority or other entity of any kind.

“Order” means any award, writ, stipulation, determination, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by, or any contract with, any Governmental Authority.
“Trading Day” means (a) any day on which the Common Stock is listed and traded on the Trading Market, or (b) if the Common Stock is not then listed and traded on the Trading Market, then any Business Day.
“Trading Market” means the New York Stock Exchange or, at any time the Common Stock is not listed for trading on the New York Stock Exchange, any other national exchange, if the Common Stock is then listed on such exchange.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officers, and this Warrant to be dated  _____  , 20  _____  ..

By
[Title]

FORM OF EXERCISE NOTICE
To Westwood One, Inc.:
The undersigned is the Holder of Warrant No.  _____  (the “Warrant”) issued by Westwood One, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.
1.	The Warrant is currently exercisable to purchase a total of _____ Warrant Shares.

2.	The undersigned Holder hereby exercises its right to purchase _____ Warrant Shares pursuant to the Warrant [add conditions permitted by Section 1(d), if any].

3.	The Holder intends that payment of the Exercise Price shall be made as (check one):
                           Cash Exercise under paragraph 1(a)
                           Cashless Exercise under paragraph 1(b)
4.	If the holder has elected a Cash Exercise, the holder shall pay the sum of $ _____ to the Company in accordance with the terms of the Warrant.

5.	Pursuant to this exercise, the Company shall deliver to the holder _____ Warrant Shares in accordance with the terms of the Warrant.

6.	Following this exercise, the Warrant shall be exercisable to purchase a total of _____ Warrant Shares.

Dated: , ___	Name of Holder:

(Print)

By:
Name:
Title:
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

ACKNOWLEDGED AND AGREED TO this _____ day of _____ , 20 _____ WESTWOOD ONE, INC.
By:
Name:
Title:

FORM OF ASSIGNMENT
[To be completed and signed only upon transfer of Warrant]
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto  _____  the right represented by the within Warrant to purchase  _____  shares of Common Stock of Westwood One, Inc. to which the within Warrant relates and appoints  _____  attorney to transfer said right on the books of Westwood One, Inc. with full power of substitution in the premises.

Dated: , _____
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of:

EXHIBIT D-1

FORM OF COMPANY COUNSEL LEGAL OPINION
intentionally omitted

EXHIBIT D-2

FORM OF GENERAL COUNSEL LEGAL OPINION
intentionally omitted

EXHIBIT D-3

FORM OF COMPANY COUNSEL LEGAL OPINION
intentionally omitted

EXHIBIT D-4

FORM OF GENERAL COUNSEL LEGAL OPINION
intentionally omitted